Exhibit (a)(1)(i)

Offer to Purchase

by

SurModics, Inc.

Up to $55 Million in Value of Shares of Its Common Stock

At a Cash Purchase Price Not Greater than $19.00 per Share

Nor Less than $17.00 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS

WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON

SEPTEMBER 5, 2012, UNLESS THE OFFER IS EXTENDED

(SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”)

SurModics, Inc., a Minnesota corporation (the “Company,” “SurModics,” “we,” “us” or “our”), invites our shareholders to tender up to $55 million in value of shares of our common stock, $0.05 par value per share (the “Shares”), for purchase by us at a price not greater than $19.00 nor less than $17.00 per Share, to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”).

We are offering to purchase up to $55 million in value of Shares in the Offer. Upon the terms and subject to the conditions of the Offer, we will determine a single per Share price that we will pay for Shares properly tendered, not properly withdrawn from and accepted pursuant to the Offer, taking into account the total number of Shares tendered and the prices specified by tendering shareholders. We will select the lowest single purchase price, not greater than $19.00 nor less than $17.00 per Share, that will allow us to purchase $55 million in value of Shares, or a lower amount depending on the number of Shares properly tendered, not properly withdrawn from and accepted pursuant to the Offer (such purchase price, the “Final Purchase Price”). If, based on the Final Purchase Price, Shares having an aggregate value of less than $55 million are properly tendered and not properly withdrawn from the Offer, we will (subject to the conditions of the Offer) buy all Shares properly tendered and not properly withdrawn from the Offer. All Shares acquired in the Offer will be acquired at the Final Purchase Price, including those Shares tendered at a price lower than the Final Purchase Price. Only Shares properly tendered at prices at or below the Final Purchase Price, and not properly withdrawn, will be purchased. We may not purchase all of the Shares tendered at or below the Final Purchase Price if, based on the Final Purchase Price, Shares having an aggregate value in excess of $55 million are properly tendered, not properly withdrawn from and accepted pursuant to the Offer, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase. Shares not purchased in the Offer will be returned to the tendering shareholders promptly after the Expiration Date. We reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the value of Shares sought in the Offer, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer. See Section 1.

At the maximum Final Purchase Price of $19.00 per Share, we could purchase 2,894,736 Shares if the Offer is fully subscribed, which would represent approximately 16.5% of the issued and outstanding Shares as of July 31, 2012. At the minimum Final Purchase Price of $17.00 per Share, we could purchase 3,235,294 Shares if the Offer is fully subscribed, which would represent approximately 18.4% of the issued and outstanding Shares as of July 31, 2012.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

The Shares are listed and traded on the NASDAQ Global Select Market under the symbol “SRDX.” On July 31, 2012, the last full trading day prior to the date of the announcement of the intention to commence the Offer, the last reported sale price of the Shares was $15.94 per Share. On August 3, 2012, the last full trading day prior to the date of the commencement of the Offer, the last reported sale price of the Shares was $17.57 per Share. Shareholders are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender their Shares. See Section 8.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, CITIGROUP GLOBAL MARKETS INC., THE DEALER MANAGER FOR THE OFFER (THE “DEALER MANAGER”), MACKENZIE PARTNERS, INC., THE INFORMATION AGENT FOR THE OFFER (THE “INFORMATION AGENT”), OR AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, THE DEPOSITARY FOR THE OFFER (THE “DEPOSITARY”), MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER. SEE SECTION 2.

THE OFFER HAS NOT BEEN APPROVED BY THE SEC NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND ANY RELATED DOCUMENTS, AND ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENSE.

If you have questions or need assistance, you should contact the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials, you should contact the Information Agent.

The Dealer Manager for the Offer is:

Citigroup

Offer to Purchase dated August 6, 2012

IMPORTANT

If you want to tender all or part of your Shares, you must do one of the following before the Offer expires at 5:00 p.m., New York City time, on September 5, 2012 (unless the Offer is extended):

•	if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Shares for you;

•

if you hold certificates registered in your own name, complete and sign a Letter of Transmittal according to its Instructions, and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer;

•

if you are an institution participating in The Depository Trust Company, which we call the “Book-Entry Transfer Facility” in this Offer to Purchase, tender your Shares according to the procedure for book-entry transfer described in Section 3;

•

if you are a holder of vested options, you may exercise your vested options and tender any of the Shares issued upon exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason;

•	if you are a holder of restricted stock or performance share awards, you may only tender Shares that you have acquired through vesting of such equity awards; or

•

if you are a participant in the Company’s 1999 Employee Stock Purchase Plan (“ESPP”), you may tender Shares that you have purchased through the ESPP. If you would like to tender Shares you are eligible to purchase in the current phase that will end on August 31, 2012, please contact the Senior Vice President of Legal and Human Resources and request that the administrator tender your Shares.

If you want to tender your Shares, but: (a) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date; (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date; or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you can still tender your Shares if you comply with the guaranteed delivery procedures described in Section 3.

If you wish to maximize the chance that your Shares will be purchased in the Offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered At Price Determined Under The Offer.” If you agree to accept the purchase price determined in the Offer, your Shares will be deemed to be tendered at the minimum price of $17.00 per Share. You should understand that this election may lower the Final Purchase Price and could result in your Shares being purchased at the minimum price of $17.00 per Share.

We are not making the Offer to, and will not accept any tendered Shares from, shareholders in any jurisdiction where it would be illegal to do so, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, we may, at our discretion, take any actions necessary for us to make the Offer to shareholders in any such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

You may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is set forth on the back cover of this Offer to Purchase.

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WE HAVE NOT MADE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY.

THE STATEMENTS MADE IN THIS OFFER TO PURCHASE ARE MADE AS OF THE DATE ON THE COVER PAGE AND THE STATEMENTS INCORPORATED BY REFERENCE ARE MADE AS OF THE DATE OF THE DOCUMENTS INCORPORATED BY REFERENCE. THE DELIVERY OF THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR INCORPORATED BY REFERENCE IS CORRECT AS OF A LATER DATE OR THAT THERE HAS NOT BEEN ANY CHANGE IN SUCH INFORMATION OR IN OUR AFFAIRS SINCE SUCH DATES.

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SUMMARY TERM SHEET

We are providing this summary for your convenience. It highlights certain material information in this Offer to Purchase, but it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase and the Letter of Transmittal. We urge you to read the entire Offer to Purchase and the Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my Shares?

The issuer of the Shares, SurModics, Inc., a Minnesota corporation, is offering to purchase the Shares. See Section 1.

What is SurModics, Inc. offering to purchase?

We are offering to purchase up to $55 million in value of Shares. See Section 1.

What is the purpose of the Offer?

We believe that the Offer is a prudent use of our financial resources given our business profile, assets and current market price. This Offer reflects our confidence in our future outlook and long-term value. Accordingly, we believe that an investment in our Shares at the range of offered prices continues to represent an attractive use of our available cash. We believe that shrinking our equity base, in conjunction with continued appropriate investment in our business, will create long-term value for our shareholders.

We believe that the tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide our shareholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment if they so elect. The Offer provides shareholders (particularly those who, because of the size of their shareholdings, might not be able to sell their Shares without potential disruption to the trading of the Shares on the NASDAQ Global Select Market) with an opportunity to obtain liquidity with respect to all or a portion of their Shares without potential disruption to the Share price. In addition, if we complete the Offer, shareholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in the Company and our future operations at no additional cost to them. See Section 2, Section 9 and Section 11.

The Offer also provides our shareholders with an efficient way to sell their Shares without incurring broker’s fees or commissions associated with open market sales. See Section 1 and Section 2.

How many Shares will we purchase in the Offer?

We will purchase up to $55 million in value of Shares in the Offer or a lower amount depending on the number of Shares properly tendered, not properly withdrawn from and accepted pursuant to the Offer. At the maximum Final Purchase Price of $19.00 per Share, we could purchase 2,894,736 Shares if the Offer is fully subscribed, which would represent approximately 16.5% of the issued and outstanding Shares as of July 31, 2012. At the minimum Final Purchase Price of $17.00 per Share, we could purchase 3,235,294 Shares if the Offer is fully subscribed, which would represent approximately 18.4% of the issued and outstanding Shares as of July 31, 2012. If, based on the Final Purchase Price, more than $55 million in value of Shares are properly tendered, not properly withdrawn from and accepted pursuant to the Offer, we will purchase all Shares tendered at or below the Final Purchase Price on a pro rata basis, except for “odd lots” (lots held by owners of fewer than 100 shares), which we will purchase on a priority basis. We expressly reserve the right to purchase additional Shares in the Offer, subject to applicable law. See Section 1. The Offer is not conditioned on any minimum number of Shares being tendered but is subject to certain other conditions. See Section 7.

In accordance with the rules of the SEC, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer. See Section 1.

What will the purchase price for the Shares be and what will be the form of payment?

We are conducting the Offer through a procedure commonly called a modified “Dutch auction.” This procedure allows you to select the price, within a price range specified by us, at which you are willing to sell your Shares. The price range for the Offer is $17.00 to $19.00 per Share. We will select the single lowest purchase price, not greater than $19.00 nor less than $17.00 per Share, that will allow us to purchase $55 million in value of Shares at such price, based on the number of Shares tendered, or, if fewer Shares are properly tendered, all Shares that are properly tendered, not properly withdrawn from and accepted pursuant to the Offer. We will purchase all Shares at the Final Purchase Price, even if you have selected a purchase price lower than the Final Purchase Price, upon the terms and subject to the conditions described in the Offer, but we will not purchase any Shares tendered at a price above the Final Purchase Price.

If you wish to maximize the chance that we will purchase your Shares, you should check the box in the section entitled “Shares Tendered At Price Determined Under The Offer” in the section of the Letter of Transmittal captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered,” indicating that you will accept the Final Purchase Price. You should understand that this election may have the effect of lowering the Final Purchase Price and could result in your Shares being purchased at the minimum price of $17.00 per Share, a price that could be below the last reported sale price of the Shares on the NASDAQ Global Select Market on the Expiration Date.

If we purchase your Shares in the Offer, we will pay you the Final Purchase Price in cash, less any applicable withholding taxes and without interest, promptly after the Expiration Date. Under no circumstances will we pay interest on the Final Purchase Price, even if there is a delay in making payment. See the Introduction, Section 1 and Section 3.

How will we pay for the Shares?

The maximum value of Shares purchased in the Offer will be $55 million. We expect the maximum aggregate cost of this purchase, including all fees and expenses applicable to the Offer, to be approximately $56 million. We intend to pay for the share repurchase from our existing cash and cash equivalents balances which were approximately $108.2 million as of June 30, 2012. See Section 9.

How long do I have to tender my Shares?

You may tender your Shares until the Offer expires. The Offer will expire on September 5, 2012, at 5:00 p.m., New York City time, unless we extend the Offer. See Section 1. We may choose to extend the Offer at any time and for any reason. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Section 1 and Section 14. If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it may have an earlier deadline for accepting the Offer. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee that holds your Shares to find out its deadline. See Section 3.

Can the Offer be extended, amended or terminated, and if so, under what circumstances?

Yes. We can extend or amend the Offer in our sole discretion. If we extend the Offer, we may delay the acceptance of any Shares that have been tendered. See Section 14. We can terminate the Offer under certain circumstances. See Section 7.

How will I be notified if you extend the Offer or amend the terms of the Offer?

If we extend the Offer, we will issue a press release not later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any other amendment to the Offer by making a public announcement of the amendment as soon as practicable. See Section 14. If we extend the Offer, you may withdraw your Shares until the Expiration Date, as extended.

Are there any conditions to the Offer?

Yes. Our obligation to accept for payment and pay for your tendered Shares depends upon a number of conditions that must be satisfied in our reasonable judgment or waived on or prior to the Expiration Date, including:

•	no legal action shall have been pending or taken that could, in the reasonable judgment of the Company, prohibit or adversely affect the consummation of the Offer;

•

no general suspension of trading in, or general limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States shall have occurred;

•

no decrease of more than 10% in the market price of the Shares or in the general level of market prices for equity securities in the United States or the New York Stock Exchange Index, the Dow Jones Industrial Average, the NASDAQ Global Select Market Composite Index or Standard & Poor’s 500 Composite Index measured from the close of trading on July 31, 2012, the last trading day prior to the date of the announcement of the Offer, shall have occurred;

•

no commencement of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism shall have occurred on or after August 6, 2012 nor shall any material escalation of any war or armed hostilities which had commenced prior to August 6, 2012 have occurred, directly or indirectly relating to any country in which we or any of our subsidiaries have operations that are material to our business, or which is reasonably likely to have a material adverse effect on our business or on our ability to complete the Offer;

•

no changes in the general political, market, economic or financial conditions, domestically or internationally, that are reasonably likely to materially and adversely affect our business or the trading in the Shares shall have occurred;

•	no person shall have proposed, announced or taken certain actions that could lead to the acquisition of us or a change of control transaction;

•	no material adverse change in our business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership shall have occurred during the Offer;

•

any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall have been obtained on terms satisfactory to us in our reasonable discretion; and

•

we shall not have determined that as a result of the consummation of the Offer and the purchase of Shares there will be a reasonable likelihood that the Shares either (1) will be held of record by fewer than 300 persons or (2) will be delisted from the NASDAQ Global Select Market or be eligible for deregistration under the Exchange Act.

The Offer is subject to these conditions, all of which are described in greater detail in Section 7.

How do I tender my Shares?

If you want to tender all or part of your Shares, you must do one of the following before 5:00 p.m., New York City time, on September 5, 2012, or any later time and date to which the Offer may be extended:

•	If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Shares for you;

•

If you hold certificates registered in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to the Depositary at the address appearing on the back cover page of this Offer to Purchase;

•	If you are an institution participating in the Book-Entry Transfer Facility, tender your Shares according to the procedure for book-entry transfer described in Section 3;

•

If you are a holder of vested options, you may exercise your vested options and tender any Shares issued upon such exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason;

•	If you are a holder of restricted stock or performance share awards, you may only tender Shares that you have acquired through vesting of such equity awards; or

•

if you are a participant in the ESPP, you may tender Shares that you have purchased through the ESPP. If you would like to tender Shares you are eligible to purchase in the current phase that will end on August 31, 2012, please contact the Senior Vice President of Legal and Human Resources and request that the administrator tender your Shares.

If you want to tender your Shares, but: (a) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date; (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date; or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you can still tender your Shares if you comply with the guaranteed delivery procedures described in Section 3.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares residing in that jurisdiction, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act.

You may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is set forth on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

Once I have tendered Shares in the Offer, may I withdraw my tendered Shares?

Yes. You may withdraw any Shares you have tendered at any time before 5:00 p.m., New York City time, on September 5, 2012, or any later Expiration Date, if the Offer is extended. If we have not accepted for payment the Shares you have tendered to us, you may also withdraw your Shares at any time after 12:00 Midnight, New York City time, on October 1, 2012. See Section 4.

How do I withdraw Shares I previously tendered?

To properly withdraw Shares, you must deliver on a timely basis (see prior question) a written notice of your withdrawal to the Depositary at one of the addresses appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of the Shares. Some additional requirements apply if the certificates for Shares to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3.

In what order will you purchase the tendered Shares?

We will purchase Shares on the following basis:

•	first, from all holders of “odd lots” of fewer than 100 shares who properly tender all of their shares and do not properly withdraw them before the Expiration Date;

•

second, we will purchase all other Shares properly tendered at or below the Final Purchase Price on a pro rata basis with appropriate adjustments to avoid purchases of fractional Shares, until we have purchased Shares resulting in an aggregate purchase price of $55 million; and

•

third, only if necessary to permit us to purchase $55 million in value of Shares (or such greater amount as we may elect to pay, subject to applicable law), we will purchase Shares conditionally tendered (for which the condition was not initially satisfied) at or below the Final Purchase Price, by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares.

Therefore, it is possible that we will not purchase all of the Shares that you tender even if you tender them at or below the Final Purchase Price. See Section 1.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?

If you own beneficially or of record fewer than 100 shares in the aggregate, you properly tender all of those shares before the Offer expires and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your shares without subjecting them to the proration procedure.

What does the Board of Directors think of the Offer?

Our Board of Directors has authorized us to make the Offer. However, neither we nor any member of our Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the purchase price or purchase prices at which you may choose to tender your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the purchase price or purchase prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including our reasons for making the Offer. See Section 2. You should discuss whether to tender your Shares with your broker or other financial or tax advisors.

Our directors, executive officers and affiliates are entitled to participate in the Offer on the same basis as all other shareholders. Starboard Value LP (“Starboard”), which beneficially owns approximately 11.9% of our outstanding Shares as of July 31, 2012 and Jeffrey C. Smith, a member of the Board of Directors and the Managing Member, Chief Executive Officer and Chief Investments Officer of Starboard, have advised us that, although no final decision has been made, Starboard and its affiliates may tender Shares in the Offer, subject to the limitations and factors discussed in Section 2 under “Special Factors”. See Section 2 and Section 11. Our other directors and all of our executive officers have advised us that they do not intend to tender Shares in the Offer. Other than Starboard, we have no knowledge of our affiliates’ intentions with respect to the Offer. The equity ownership of our directors, executive officers and affiliates who do not tender all of their Shares in the Offer will proportionately increase as a percentage of our issued and outstanding Shares following the consummation of the Offer.

If I decide not to tender, how will the Offer affect my Shares?

Shareholders who decide not to tender will own a greater percentage interest in the outstanding Shares following the consummation of the Offer. See Section 2.

Following the Offer, will you continue as a public company?

Yes. We believe that the Shares will continue to be listed on the NASDAQ Global Select Market and that we will continue to be subject to the periodic reporting requirements of the Exchange Act. See Section 2 and Section 7.

When and how will you pay me for the Shares I tender?

We will pay the Final Purchase Price to the seller, in cash, less applicable withholding taxes and without interest, for the Shares we purchase promptly after the Expiration Date. We will announce the preliminary results of the Offer, including price and preliminary information about any expected proration, on the business day following the Expiration Date. We do not expect, however, to announce the final results of any proration or the Final Purchase Price and begin paying for tendered Shares until at least four business days after the Expiration Date. We will pay for the Shares accepted for purchase by depositing the aggregate purchase price with the Depositary, promptly after the Expiration Date. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment. See Section 1 and Section 5.

If I am a holder of vested stock options, how do I participate in the Offer?

If you are a holder of vested options, you may exercise your vested options and tender any Shares issued upon such exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. See Section 3.

If I am a holder of unvested restricted stock or performance share awards, how do I participate in the Offer?

We are not offering to purchase restricted stock or Shares subject to performance share awards which have not vested as part of the Offer, and tenders of such equity awards will not be accepted. See Section 3.

If I am a participant in the Company’s ESPP, how do I participate in the Offer?

If you are a participant in the Company’s ESPP, you may tender Shares that you have purchased through the ESPP. If you would like to tender Shares you are eligible to purchase in the current phase that will end on August 31, 2012, please contact the Senior Vice President of Legal and Human Resources and request that the administrator tender your Shares.

What is the recent market price of my Shares?

On July 31, 2012, the last full trading day before the date of the announcement of the Offer, the last reported sale price of the Shares on the NASDAQ Global Select Market was $15.94 per Share. On August 3, 2012, the last full trading day prior to the date of the commencement of the Offer, the last reported sale price of the Shares on the NASDAQ Global Select Market was $17.57 per Share. You are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender your Shares. See Section 8.

Will I have to pay brokerage commissions if I tender my Shares?

If you are a registered shareholder and you tender your Shares directly to the Depositary, you will not incur any brokerage commissions. If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any transaction costs are applicable. See the Introduction and Section 3.

Will I have to pay stock transfer tax if I tender my Shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the Shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

What are the United States federal income tax consequences if I tender my Shares?

If you are a U.S. Holder (as defined in Section 13), your receipt of cash from us in exchange for the Shares you tender will be a taxable transaction for United States federal income tax purposes. The cash you receive for your tendered Shares will generally be treated for United States federal income tax purposes either as (1) consideration received in respect of a sale or exchange of the Shares purchased by us or (2) as a distribution from us in respect of Shares. See Section 13 for a more detailed discussion of the tax treatment of the Offer. We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer.

If you are a non-U.S. Holder (as defined in Section 13), because it is unclear whether the cash you receive in connection with the Offer will be treated (i) as proceeds of a sale or exchange or (ii) as a distribution, the Company intends to treat such payment as a dividend distribution for withholding purposes. Accordingly, if you are a non-U.S. Holder, you will be subject to withholding on payments to you at a rate of 30% of the gross proceeds paid, unless you establish an entitlement to a reduced or zero rate of withholding by timely completing, under penalties of perjury, the applicable Form W-8. See Section 13 for a more detailed discussion of the tax treatment of the Offer. Non-U.S. Holders are urged to consult their tax advisors regarding the application of United States federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

Who should I contact with questions about the Offer?

The Information Agent or the Dealer Manager can help answer your questions. The Information Agent is MacKenzie Partners, Inc. and the Dealer Manager is Citigroup Global Markets Inc. Their contact information is set forth on the back cover of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase and other documents we file with the SEC contain forward-looking statements that are based on current expectations, estimates, forecasts and projections and our management’s belief and assumptions about us, our future performance and our business. In addition, we, or others on our behalf, may make forward-looking statements in press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls and conference calls. Such words as “expect,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “believe,” “seek,” “estimate,” “should,” “may,” “assume,” and “continue,” as well as variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees and involve certain risks, uncertainties and assumptions that are difficult to predict. We describe our respective risks, uncertainties and assumptions that could affect the outcome or results of operations in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended September 30, 2011 (as amended by Form 10-K/A filed on February 14, 2012) and our Quarterly Reports filed on Form 10-Q for the quarters ended December 31, 2011 and March 31, 2012, respectively. The accuracy of our expectations and predictions is also subject to the following risks and uncertainties:

•	our ability to complete the Offer;

•	the price and time at which we may make any additional Share repurchases following completion of the Offer and the number of Shares acquired in such repurchases; and

•

changes in general economic, business and political conditions, including the possibility of intensified international hostilities, acts of terrorism, and changes in conditions of United States or international lending, capital and financing markets.

We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward-looking statements. Except as required by applicable law, we neither intend nor assume any obligation to update these forward-looking statements, which speak only as of their dates. Notwithstanding the foregoing, at any time prior to the Expiration Date for the Offer, we are obligated to update this Offer to Purchase to reflect material changes in the information contained herein. Notwithstanding anything in this Offer to Purchase, the Letter of Transmittal or any document incorporated by reference into this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with the Offer.

INTRODUCTION

To the Holders of our Common Stock:

We invite our shareholders to tender up to $55 million in value of Shares for purchase by us at a price not greater than $19.00 nor less than $17.00 per Share, to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the Letter of Transmittal which together, as they may be amended or supplemented from time to time, constitute the “Offer.”

Upon the terms and subject to the conditions of the Offer, we will determine a single per Share price that we will pay for Shares properly tendered, not properly withdrawn from and accepted pursuant to the Offer, taking into account the total number of Shares tendered and the prices specified by tendering shareholders. We will select the lowest single purchase price, not greater than $19.00 nor less than $17.00 per Share, that will allow us to purchase $55 million in value of Shares, or a lower amount depending on the number of Shares properly tendered, not properly withdrawn from and accepted pursuant to the Offer. We refer to the price we will select as the “Final Purchase Price.” We will acquire all Shares in the Offer at the Final Purchase Price, on the terms and subject to the conditions of the Offer, including proration provisions.

We will only purchase Shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. We may not purchase all of the Shares tendered at or below the Final Purchase Price because of the “odd lot” priority, proration (because Shares having an aggregate value greater than the value we seek are properly tendered) and conditional tender provisions described in this Offer to Purchase. If, based on the Final Purchase Price, Shares having an aggregate value of less than $55 million are properly tendered and not properly withdrawn from the Offer, we will (subject to the conditions of the Offer) buy all Shares properly tendered and not properly withdrawn from the Offer. Shares not purchased in the Offer, including Shares tendered at prices in excess of the Final Purchase Price and Shares not purchased because of “odd lot” priority, proration or conditional tender, will be returned to the tendering shareholders promptly after the Expiration Date. See Section 1.

We expressly reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the value of Shares sought in the Offer. In accordance with the rules of the SEC, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer. However, if we purchase an additional number of Shares in excess of 2% of the outstanding Shares, we will amend and extend the Offer in compliance with applicable law. See Section 1 and Section 14.

If you are a holder of vested options, you may exercise your vested options and tender any of the Shares issued upon exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY

HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER.

Our directors, executive officers and affiliates are entitled to participate in the Offer on the same basis as all other shareholders. Starboard, which beneficially owns approximately 11.9% of our outstanding Shares as of July 31, 2012 and Jeffrey C. Smith, a member of the Board of Directors and the Managing Member, Chief Executive Officer and Chief Investment Officer of Starboard, have advised us that, although no final decision has been made, Starboard and its affiliates may tender Shares in the Offer, subject to the limitations and factors discussed in Section 2 under “Special Factors”. See Section 2 and Section 11. Our other directors and all of our executive officers have advised us that they do not intend to tender Shares in the Offer. Other than Starboard, we have no knowledge of our affiliates’ intentions with respect to the Offer. The equity ownership of our directors, executive officers and affiliates who do not tender all of their Shares in the Offer will proportionately increase as a percentage of our issued and outstanding Shares following the consummation of the Offer.

We will pay all reasonable out-of-pocket fees and expenses incurred in connection with the Offer by the Dealer Manager, the Information Agent and the Depositary. See Section 15.

As of July 31, 2012, we had approximately 17,544,156 issued and outstanding Shares. As of July 31, 2012, there were 755,894 stock options, 4,000 shares of restricted stock, and 131,030 performance share awards outstanding under our 2009 Equity Incentive Plan (the “2009 Plan”), and 590,603 stock options and 4,373 performance share awards outstanding under our 2003 Equity Incentive Plan (the “2003 Plan”). At the maximum Final Purchase Price of $19.00 per Share, we could purchase 2,894,736 Shares if the Offer is fully subscribed, which would represent approximately 16.5% of the issued and outstanding Shares as of July 31, 2012. At the minimum Final Purchase Price of $17.00 per Share, we could purchase 3,235,294 Shares if the Offer is fully subscribed, which would represent approximately 18.4% of the issued and outstanding Shares as of July 31, 2012. The Shares are listed and traded on the NASDAQ Global Select Market under the symbol “SRDX.” On July 31, 2012, the last full trading day prior to the date of the announcement of the Offer, the last reported sale price of the Shares was $15.94 per Share. On August 3, 2012, the last full trading day prior to the date of the commencement of the Offer, the last reported sale price of the Shares was $17.57 per Share. Shareholders are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender their Shares. See Section 8 and Section 11.

Our principal executive offices are located at 9924 West 74th Street, Eden Prairie, Minnesota 55344 and our phone number is (952) 500-7000.

THE OFFER

1. Number of Shares; Proration. Upon the terms and subject to the conditions of the Offer, we will purchase up to $55 million in value of Shares, or a lower amount depending on the number of Shares properly tendered and not properly withdrawn from the Offer in accordance with Section 4 before the Expiration Date at a price not greater than $19.00 nor less than $17.00 per Share, to the seller in cash, less any applicable withholding taxes and without interest (such purchase price, the “Final Purchase Price”). If, based on the Final Purchase Price, Shares having an aggregate value of less than $55 million are properly tendered and not properly withdrawn from the Offer, we will (subject to the conditions of the Offer) buy all Shares properly tendered and not properly withdrawn from the Offer.

The term “Expiration Date” means 5:00 p.m., New York City time, on September 5, 2012, unless and until we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 14 for a description of our right to extend, delay, terminate or amend the Offer.

In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender Shares must either (1) specify that they are willing to sell their Shares to us at the Final Purchase Price (which could result in the tendering shareholder receiving a purchase price per Share as low as $17.00), or (2) specify the price or prices, not greater than $19.00 nor less than $17.00 per Share, at which they are willing to sell their Shares to us under the Offer. Prices may be specified in multiples of $0.25 (at the prices specified in the Letter of Transmittal). Promptly following the Expiration Date, we will determine the Final Purchase Price that we will pay for Shares properly tendered, not properly withdrawn from and accepted pursuant to the Offer, taking into account the number of Shares tendered and the prices specified by tendering shareholders. We will select the lowest single purchase price, not greater than $19.00 nor less than $17.00 per Share, that will allow us to purchase $55 million in value of Shares, or a lower amount depending on the number of Shares properly tendered, not properly withdrawn from and accepted pursuant to the Offer. We will purchase all Shares in the Offer at the Final Purchase Price, on the terms and subject to the conditions of the Offer.

If you specify that you are willing to sell your Shares to us at the Final Purchase Price (which could result in you receiving a purchase price per Share as low as $17.00), your Shares will be deemed to be tendered at the minimum price of $17.00 per Share for purposes of determining the Final Purchase Price. You should understand that this election may effectively lower the Final Purchase Price and could result in your Shares being purchased at the minimum price of $17.00 per Share.

We will announce the Final Purchase Price by press release as promptly as practicable after such determination has been made. We do not expect, however, to announce the final results of any proration or the Final Purchase Price and begin paying for tendered Shares until at least four business days after the Expiration Date. We will only purchase Shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. We may not purchase all of the Shares tendered at or below the Final Purchase Price if, based on the Final Purchase Price, Shares representing more than $55 million (or such greater number of Shares as we may choose to purchase without amending or extending the Offer) are properly tendered and not properly withdrawn from the Offer, because of the “odd lot” priority, proration and conditional tender provisions of the Offer. We will return all Shares tendered and not purchased pursuant to the Offer, including Shares tendered at prices in excess of the Final Purchase Price and Shares not purchased because of “odd lot” priority, proration or conditional tenders, to the tendering shareholders at our expense, promptly following the Expiration Date.

By following the Instructions to the Letter of Transmittal, shareholders can specify different minimum prices for specified portions of their Shares, but a separate Letter of Transmittal must be submitted for Shares tendered at each price. Shareholders can also specify the order in which the specified portions will be purchased in the event that, as a result of proration or otherwise, some but not all of the tendered Shares are purchased pursuant to the Offer. In the event a shareholder does not designate such order and fewer than all Shares are purchased due to proration, the Depositary will select the order of Shares purchased.

We expressly reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the value of Shares sought in the Offer. In accordance with the rules of the SEC, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer. However, if we purchase an additional number of Shares in excess of 2% of the outstanding Shares, we will amend and extend the Offer in compliance with applicable law. See Section 14.

In the event of an over-subscription of the Offer as described below, we will purchase all Shares properly tendered at or below the Final Purchase Price prior to the Expiration Date on a pro rata basis, except for “odd lots” (lots held by owners of fewer than 100 shares), which we will purchase on a priority basis. The proration period and withdrawal rights also expire on the Expiration Date.

The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions. See Section 7.

Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if, based on the Final Purchase Price, Shares having an aggregate value in excess of $55 million (or such greater amount as we may elect to pay, subject to applicable law), have been properly tendered at prices at or below the Final Purchase Price and not properly withdrawn before the Expiration Date, we will purchase properly tendered Shares on the basis set forth below:

•	first, from all holders of “odd lots” of fewer than 100 shares who properly tender all of their shares and do not properly withdraw them before the Expiration Date;

•

second, we will purchase all other Shares properly tendered at or below the Final Purchase Price on a pro rata basis with appropriate adjustments to avoid purchases of fractional Shares, until we have purchased Shares resulting in an aggregate purchase price of $55 million; and

•

third, only if necessary to permit us to purchase $55 million in value of Shares (or such greater amount as we may elect to pay, subject to applicable law), we will purchase Shares conditionally tendered (as described in Section 6) (for which the condition was not initially satisfied) at or below the Final Purchase Price, by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares.

As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that fewer than all Shares tendered by a shareholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of Shares, none of those Shares will be purchased even though those Shares were tendered at prices at or below the Final Purchase Price.

As we noted above, we may elect to purchase more than $55 million in value of Shares in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater value.

Odd Lots. The term “odd lots” means all shares properly tendered prior to the Expiration Date and not properly withdrawn by any person (an “Odd Lot Holder”) who owned beneficially or of record a total of fewer than 100 shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for this preference, an Odd Lot Holder must tender all shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd lots will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. By tendering in the Offer, an Odd Lot Holder who holds shares in its name and tenders its shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s shares. Any Odd Lot Holder wishing to tender all of the shareholder’s shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration. If proration of tendered Shares is required, the Depositary will determine the proration factor promptly following the Expiration Date. Subject to adjustment to avoid the purchase of fractional shares and subject to the provisions governing conditional tenders described in Section 6, proration for each shareholder tendering Shares, other than Odd Lot Holders and Shares conditionally tendered, will be based on the ratio of the number of shares properly tendered at or below the Final Purchase Price and not properly withdrawn by the shareholder to the total number of Shares properly tendered at or below the Final Purchase Price and not properly withdrawn by all shareholders, other than Odd Lot Holders. Because of the difficulty in determining the number of Shares properly tendered, not properly withdrawn from and accepted pursuant to the Offer, and because of the conditional tender procedure described in Section 6 and the guaranteed delivery procedure described in Section 3, we expect that we will not be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until at least four business days after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. After the Expiration Date, shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 13, the number of Shares that we will purchase from a shareholder pursuant to the Offer may affect the United States federal income tax consequences to the shareholder of the purchase and, therefore, may be relevant to a shareholder’s decision whether to tender Shares. The Letter of Transmittal affords each shareholder who tenders Shares registered in such shareholder’s name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Shares being purchased.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2. Purpose of the Offer; Certain Effects of the Offer; Special Factors.

Purpose of the Offer. We believe that the Offer is a prudent use of our financial resources given our business profile, assets and current market price. This Offer reflects our confidence in our future outlook and long-term value. This Offer is an element of our overall plan to enhance shareholder value. Accordingly, we believe that an investment in our Shares at the range of offered prices continues to represent an attractive use of our available cash. We believe that shrinking our equity base, in conjunction with continued appropriate investment in our business, will create long-term value for our shareholders.

We believe that the modified “Dutch auction” tender offer set forth in this Offer to Purchase represents a mechanism to provide all of our shareholders with the opportunity to tender all or a portion of their Shares and, thereby, receive a return of some or all of their investment if they so elect. The Offer provides shareholders (particularly those who, because of the size of their shareholdings, might not be able to sell their Shares without potential disruption to the Share price) with an opportunity to obtain liquidity with respect to all or a portion of their Shares without potential disruption to the Share price. In addition, if we complete the Offer, shareholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations.

The Offer also provides our shareholders with an efficient way to sell their Shares without incurring broker’s fees or commissions associated with open market sales. Furthermore, Odd Lot Holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased under the Offer will avoid not only the payment of brokerage commissions but also any applicable odd lot discounts that might be payable on sales of their shares in NASDAQ transactions. See Section 1.

In considering the Offer, we took into account the expected financial impact of the Offer. We believe that the Offer is an efficient way to improve shareholder return, consistent with our previously announced share repurchase program. In November 2007, we announced that our Board of Directors had authorized the repurchase of up to $35.0 million of the Company’s common stock in open-market transactions, private transactions, tender offers, or other transactions without a fixed expiration date. Prior to fiscal 2010, we purchased $27.7 million using this authorization. During fiscal 2010, we purchased 102,533 shares of common stock for $2.0 million at an average price of $19.81 per share. There were no repurchases of common stock in fiscal 2011 and have been no repurchases of common stock in fiscal 2012. In May 2012, the Company’s Board of Directors authorized the repurchase of up to $50.0 million of the Company’s common stock through open-market purchases, private transactions, block trades, accelerated share repurchase transactions, tender offers, or by any combination of such methods. The repurchase authorization does not have a fixed expiration date and is in addition to the $5.3 million that remains under the November 2007 share repurchase authorization. Following the completion or termination of the Offer, we intend to, from time to time, continue to repurchase Shares with the $300,000 that will remain under these repurchase programs, assuming that we repurchase $55 million in this Offer. We do not believe that any additional repurchases, together with repurchases made in this Offer, will result in the number of holders of our common stock to drop below 300 because any additional purchases will primarily be in the open market through broker’s transactions. The amount of Shares we buy and timing of any such repurchases in the future depends on a number of factors, including our stock price, the availability of cash on hand and/or financing to pay for such repurchases and blackout periods in which we are restricted from repurchasing Shares. Based on our experience, we currently believe we should be able to accomplish our additional repurchase goals through private block purchases and market transactions. Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Shares, other than in the Offer, until at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5.

Our directors, executive officers and affiliates are entitled to participate in the Offer on the same basis as all other shareholders. Starboard, which beneficially owns approximately 11.9% of our outstanding Shares as of July 31, 2012 and Jeffrey C. Smith, a member of the Board of Directors and the Managing Member, Chief Executive Officer and Chief Investment Officer of Starboard, have advised us that, although no final decision has been made, Starboard and its affiliates may tender Shares in the Offer as set forth below. See “Special Factors” below and Section 11. Our other directors and all of our executive officers have advised us that they do not intend to tender Shares in the Offer. Other than Starboard, we have no knowledge of our affiliates’ intentions with respect to the Offer. The equity ownership of our directors, executive officers and affiliates who do not tender all of their Shares in the Offer will proportionately increase as a percentage of our issued and outstanding Shares following the consummation of the Offer.

Certain Effects of the Offer. Shareholders who decide not to tender will own a greater percentage interest in the outstanding Shares following the consummation of the Offer. These shareholders will also continue to bear the risks associated with owning the Shares, including risks resulting from our purchase of Shares in the Offer. Shareholders may be able to sell non-tendered Shares in the future on the NASDAQ Global Select Market or otherwise, at a net price significantly higher or lower than the Final Purchase Price in the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell his or her Shares in the future.

We anticipate that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of the NASDAQ Global Select Market, we do not believe that our purchase of Shares under the Offer will cause our remaining outstanding Shares to be delisted from the NASDAQ Global Select Market. We also believe that our purchase of Shares under the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act. The Offer is conditioned upon, among other things, our having determined that the consummation of the Offer will not result in the Shares being delisted from the NASDAQ Global Select Market or being eligible for deregistration under the Exchange Act. See Section 7.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR

SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER.

Shares we acquire pursuant to the Offer will be held by the Company as authorized but unissued shares.

Except as disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or any of our subsidiaries’ assets;

•

any material change in our present dividend rate or policy, our indebtedness or capitalization, however, the declaration and payment of future dividends on the Shares will be at the sole discretion of our Board of Directors and will depend on our continued earnings, capital requirements and other factors the Board of Directors deem relevant;

•

any change in our present Board of Directors or management including, but not limited to, any plans or proposals to change the number or the terms of directors or to fill vacancies arising on the Board or to change any material term of the employment contract of any executive officer, other than as disclosed in Section 11 below;

•	any material change in our corporate structure or business;

•	any class of our equity securities becoming delisted from the NASDAQ Global Select Market or ceasing to be authorized to be quoted on the NASDAQ Global Select Market;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•

the acquisition or disposition by any person of our securities, other than pursuant to our share repurchase program and the grant of restricted stock, performance share awards, stock options or other equity awards to employees in the ordinary course of business; or

•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

Nothing in the Offer will preclude us from pursuing, developing or engaging in future plans, proposals or negotiations that relate to or would result in one or more of the foregoing events, subject to applicable law. Although we may not currently have any plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, we may undertake or plan actions that relate to or could result in one or more of these events. Shareholders tendering Shares in the Offer may run the risk of foregoing the benefit of any appreciation in the market price of the Shares resulting from such potential future events.

Special Factors. Section 302A.673 of the Minnesota Business Corporation Act prohibits a public Minnesota corporation from engaging in a business combination with an interested shareholder for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the original transaction or share acquisition was approved in a prescribed manner. The term “business combination” includes certain mergers, statutory share exchanges, issuances and transfers of stock, including disposition of assets having an aggregate market value equal to 10% or more of the aggregate market value of all of the assets of a public Minnesota corporation, determined on a consolidated basis, or 10% or more of the aggregate market value of such corporation’s outstanding shares. An “interested shareholder” is a person who is the beneficial owner, directly or indirectly, of 10% or more of a Minnesota corporation’s outstanding voting stock, or who is an affiliate or associate of the corporation, and who, at any time within four years before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the corporation’s voting stock.

In November 2010, a shareholder of ours, Ramius Value and Opportunity Advisors LLC, a subsidiary of Ramius LLC (collectively with affiliates and other related parties, the “Ramius Group”) submitted a letter to us stating that it intended to nominate three nominees to our Board of Directors at the 2011 annual meeting of shareholders. Based on an amended Schedule 13D filed with the SEC on April 5, 2011, Starboard and certain other reporting persons reported certain changes in the ownership of the shares owned by the Ramius Group which occurred as a result of a spin-off of Ramius’ Value and Opportunity business into a stand-alone and independent business managed by Starboard. For purposes of the disclosure below, we refer to “Starboard” instead of the Ramius Group to reflect this change in new ownership.

Following receipt of the letter in November 2010, our Board of Directors and management engaged in discussions with Starboard regarding, among other things, their letter and the composition of our Board of Directors. Following detailed discussions with Starboard, we determined that it was in the Company’s and its shareholders’ best interests to avoid an election contest and the expense and disruption that may result from such a contest. As a result, we entered into an agreement (which we refer to as the Settlement Agreement), dated as of January 5, 2011, with Starboard. Pursuant to the Settlement Agreement, we agreed to the following arrangements with respect to the composition of our Board of Directors and certain of its committees:

•	Of the three nominees proposed by Starboard, our Board of Directors, on January 5, 2011, appointed Mr. Smith as a Class III director and Dr. Dantzker as a Class I director.

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Our Board of Directors nominated Mr. Smith for election as a Class III director, to hold office until the 2014 annual meeting and until his successor has been duly elected and qualified and recommended that shareholders vote FOR Mr. Smith at the 2011 annual meeting.

•	Our Board of Directors agreed to nominate Dr. Dantzker for election as a Class I director at the 2012 annual meeting and recommended that shareholders vote FOR Dr. Dantzker at the 2012 annual meeting.

•

Starboard agreed to vote all shares of our common stock that it holds in favor of the election of all of our nominees at the 2011 annual meeting and not to nominate any other person for election at the 2011 annual meeting. Starboard also agreed to vote all shares of our common stock that it holds in favor of setting our board size at 10 members.

•

The Board appointed Mr. Smith to the Organization and Compensation Committee of the Board and a newly-established Pharma Special Committee. The Board appointed Dr. Dantzker to the Audit Committee, Corporate Governance and Nominating Committee.

•	If any new committee of the Board is formed after January 5, 2011 and while Mr. Smith is a director of the Company, Mr. Smith will be appointed the chair of such committee.

•

If Mr. Smith is unable or refuses to serve as a director, resigns as a director or is removed as a director prior to the 2014 annual meeting, Starboard will be entitled to recommend a replacement director to our Corporate Governance and Nominating Committee, provided that such candidate would need to be an “independent director” under the rules of The NASDAQ Stock Market, and subject to the approval of the Corporate Governance and Nominating Committee in good faith after exercising its fiduciary duties. If such a replacement director is not accepted by the Corporate Governance and Nominating

Committee then Starboard has the right to recommend additional replacement director(s) for consideration by the Corporate Governance and Nominating Committee.

•

If Dr. Dantzker is unable or refuses to serve as a director, resigns as a director or is removed as a director prior to the 2014 annual meeting, a replacement director will be recommended by the Corporate Governance and Nominating Committee, following the identification of a candidate by Starboard and mutually acceptable to the Company and Starboard; such replacement person would need to qualify as an “independent director” under the rules of The NASDAQ Stock Market.

•

Notwithstanding the above, Starboard and Mr. Smith have agreed that Mr. Smith will resign from the Board of Directors if at any time prior to the conclusion of the 2014 annual meeting Starboard’s aggregate beneficial ownership of Company common stock decreases to less than three percent (3%) of the Company’s then-outstanding common stock.

The foregoing is not a complete description of the terms of the Settlement Agreement. For a copy of the Settlement Agreement, and a further description of its terms, please see Exhibit 10.1 of our Current Report on Form 8-K that we filed with the SEC on January 5, 2011. Based on an amended Schedule 13D filed with the SEC on April 5, 2011, Starboard and certain of its affiliates owned in the aggregate approximately 2,088,760 Shares, representing 11.9% of our common stock as of July 31, 2012 and may currently be deemed to be an “interested shareholder” for purposes of Section 302A.673 of the Minnesota Business Corporation Act.

If Starboard continues to be deemed an interested shareholder immediately prior to the time that Shares are accepted for payment in the Offer, Section 302A.673 of the Minnesota Business Corporation Act would limit the amount of Shares that the Company can purchase from Starboard in the Offer to 10% of the market value of our consolidated assets. Starboard has advised us that while it makes no acknowledgement as to whether they are currently an “interested shareholder” or will be an “interested shareholder” at the time of acceptance, if Starboard is an “interested shareholder” and decides to tender Shares in the Offer, Starboard has agreed that it will tender in the Offer no more than the maximum number of Shares that are purchasable by the Company under Section 302A.673.

Starboard has indicated that it may take actions so that it would not be deemed an interested shareholder by the Company at the time Shares are accepted for payment in the Offer. Such actions could include the sale of a portion of its Shares in the open market and/or in private sales so that Starboard beneficially owns less than 10% of our common stock, the resignation of Mr. Smith as a director of the Company and the termination of the Settlement Agreement. To the extent that Starboard takes all of such actions, there would be no limit on the amount of Shares Starboard could tender in the Offer. To the extent that Starboard continues to beneficially own more than 10% of our common stock and/or either Mr. Smith continues to serve as a director of the Company or the Settlement Agreement remains in full force and effect then, as described above, if Starboard decides to tender Shares in the Offer it will not tender in the Offer more than the maximum number of Shares that are purchasable by the Company under Section 302A.673. There can be no assurance that Starboard will ultimately take any such actions or that it will tender all or any portion of the Shares it owns.

3. Procedures for Tendering Shares.

Proper Tender of Shares. For Shares to be tendered pursuant to the Offer:

The Depositary must receive all of the following before 5:00 p.m., New York City time, on September 5, 2012 at one of its addresses set forth on the back cover of this Offer to Purchase:

•	one of (a) certificates for the Shares or (b) a timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility as described below;

•

one of (a) a properly completed and duly executed Letter of Transmittal, including any required signature guarantees or (b) an Agent’s Message (as defined below) in the case of a book-entry transfer; and

•	any other documents required by the Letter of Transmittal.

In the alternative, the tendering shareholder must, before the Expiration Date, comply with the guaranteed delivery procedure described below.

In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender Shares under the Offer must complete the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered” by either (1) checking the box in the section entitled “Shares Tendered At Price Determined Under The Offer” or (2) checking one of the boxes in the section entitled “Shares Tendered At Price Determined By Shareholder,” indicating the price at which Shares are being tendered.

Shareholders who desire to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are tendered, provided that the same Shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4) at more than one price. To tender Shares properly, one and only one box must be checked in the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered” in the Letter of Transmittal.

If tendering shareholders wish to maximize the chance that we will purchase their Shares, they should check the box in the section entitled “Shares Tendered At Price Determined Under The Offer” in the Letter of Transmittal under the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered.” Note that this election may have the effect of lowering the Final Purchase Price and could result in the tendered Shares being purchased at the minimum price of $17.00 per Share. If tendering shareholders wish to indicate a specific price (in multiples of $0.25 at the prices specified in the Letter of Transmittal) at which their Shares are being tendered, they must check the appropriate box in the section entitled “Shares Tendered At Price Determined By Shareholder” in the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered” in the Letter of Transmittal. Tendering shareholders should be aware that this election could mean that none of their Shares will be purchased if they check a box other than the box representing the price at or below the Final Purchase Price.

Shareholders holding their Shares through a broker, dealer, commercial bank, trust company or other nominee must contact the nominee in order to tender their Shares. Shareholders who hold Shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if shareholders tender Shares through the nominees and not directly to the Depositary.

Odd Lot Holders who tender all their shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1.

Shareholders may tender Shares subject to the condition that all, or a specified minimum number of Shares, be purchased. Any shareholder desiring to make such a conditional tender should so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal. It is the tendering shareholder’s responsibility to determine the minimum number of Shares to be purchased. Shareholders should consult their own financial and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Section 6 and Section 13.

Signature Guarantees and Method of Delivery. No signature guarantee is required if:

•

the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, will include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the Shares) tendered and such holder has not completed either the section entitled “Special Issuance Instructions—Special Payment Instructions” or the section entitled “Special Issuance Instructions—Special Delivery Instructions” in the Letter of Transmittal; or

•

Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Exchange Act Rule 17Ad-15, each of the foregoing constituting an “Eligible Institution.” See Instruction 1 of the Letter of Transmittal.

If a certificate for Shares is registered in the name of a person other than the person executing the Letter of Transmittal, or if payment is to be made, or new certificates for Shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

•	one of (a) certificates for the Shares or (b) a timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility as described below;

•	one of (a) a properly completed and duly executed Letter of Transmittal, including any required signature guarantees or (b) an Agent’s Message in the case of a book-entry transfer; and

•	any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including certificates for Shares, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.

ALL DELIVERIES IN CONNECTION WITH THE OFFER, INCLUDING A LETTER OF TRANSMITTAL AND CERTIFICATE FOR SHARES, MUST BE MADE TO THE DEPOSITARY AND NOT TO US, THE DEALER MANAGER, THE INFORMATION AGENT OR THE BOOK-ENTRY TRANSFER FACILITY. ANY DOCUMENTS DELIVERED TO US, THE DEALER MANAGER, THE INFORMATION AGENT OR THE BOOK-ENTRY TRANSFER FACILITY WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

Book-Entry Delivery. The Depositary will establish an account with respect to the Shares for purposes of the Offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility’s system may make book-entry delivery of the Shares by means of a book-entry transfer by causing the Book-Entry Transfer Facility to transfer Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase before the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedure described below. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

Guaranteed Delivery. If you wish to tender Shares in the Offer and your certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the Expiration Date; and

•

the Depositary receives at the address listed on the back cover of this Offer to Purchase and within the period of three NASDAQ Global Select Market trading days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the Shares being tendered, in the proper form for transfer, together with all other required documents and a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required; or (ii) confirmation of book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility, together with all other required documents and either a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required, or an Agent’s Message.

A Notice of Guaranteed Delivery must be delivered to the Depositary by overnight courier, facsimile transmission or mail before the Expiration Date and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Procedures for Stock Options. We are not offering, as part of the Offer, to purchase any outstanding stock options, and tenders of stock options will not be accepted. Holders of vested stock options may exercise options and tender the Shares received upon exercise into the Offer. Options must be exercised sufficiently in advance of the Expiration Date in order to have time for the exercise to settle before the Shares received upon exercise of the options may be tendered. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

Procedures for Restricted Stock and Performance Share Awards. We are not offering, as part of the Offer, to purchase any outstanding shares of unvested restricted stock or Shares subject to performance share awards, and tenders of restricted stock or performance share awards will not be accepted.

Procedures for Participants in the Company ESPP. If you are a participant in the ESPP, you may tender Shares that you have purchased through the ESPP. If you would like to tender Shares you are eligible to purchase in the current phase that will end on August 31, 2012, please contact the Senior Vice President of Legal and Human Resources and request that the administrator tender your Shares.

Return of Unpurchased Shares. If any tendered Shares are not purchased under the Offer or are properly withdrawn before the Expiration Date, or if less than all Shares evidenced by a shareholder’s certificate(s) are tendered, we will return certificates for unpurchased Shares promptly after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the Shares will be credited to the appropriate account maintained by the tendering shareholder at the Book-Entry Transfer Facility, in each case without expense to the shareholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the Final Purchase Price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties, subject to a challenge of such determination in a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer on or prior to the Expiration Date, or any defect or irregularity in any tender with respect to any particular Shares or any particular shareholder (whether or not we waive similar defects or irregularities in the case of other shareholders), and our interpretation of the terms of the Offer will be final and binding on all parties, subject to a challenge of such determination in a court of competent jurisdiction. In the event a condition is waived with respect to any particular shareholder, the same condition will be waived with respect to all shareholders. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. Neither we nor the Dealer Manager, the Information Agent, the Depositary or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of the foregoing incur any liability for failure to give any such notification.

Tendering Shareholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Exchange Act Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions of such period), the person so tendering (1) has a “net long position” equal to or greater than the amount of Shares tendered in (a) Shares or (b) other securities convertible into or exchangeable or exercisable for Shares and, upon acceptance of the tender, will acquire the Shares by conversion, exchange or exercise and (2) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 also provides a similar restriction applicable to a tender on behalf of another person.

A tender of Shares in accordance with any of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (1) the shareholder has a “net long position,” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the Shares or equivalent securities at least equal to the Shares being tendered, and (2) the tender of Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us on the terms and subject to the conditions of the Offer.

A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering shareholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right. Any such tendering shareholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering shareholder and shall not be affected by, and shall survive, the death or incapacity of such tendering shareholder.

Lost or Destroyed Certificates. Shareholders whose certificates for part or all of their Shares have been lost, destroyed or stolen may contact American Stock Transfer & Trust Company, LLC, the Depositary and transfer agent for the Shares, at 1-877-248-6417 for instructions to obtain a replacement certificate. That certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for Shares that are tendered and accepted for payment. A bond may be required to be posted by the shareholder to secure against the risk that the certificates may be subsequently recirculated. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Shareholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation. Certificates for Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us, the Dealer Manager or the Information Agent. Any certificates delivered to us, the Dealer Manager or the Information Agent will not be forwarded to the Depositary and will not be deemed to be properly tendered.

Backup Withholding. Under the United States federal income tax laws, payments to a tendering shareholder may be subject to backup withholding at the statutory rate (currently 28%), unless a tendering shareholder:

•	provides to the Depositary, U.S. broker or other withholding agent a correct taxpayer identification number and any other required information; or

•

is an exempt recipient (including, among others, all corporations and certain non-U.S. Holders (as defined in Section 13)) and, when required, demonstrates this fact and otherwise complies with applicable requirements of the backup withholding rules.

To prevent such backup United States federal income tax withholding, each U.S. Holder (as defined in Section 13) who does not otherwise establish an exemption from backup withholding must notify the Depositary of the shareholder’s taxpayer identification number and provide certain other information by completing, under penalties of perjury, the IRS Form W-9 included in the Letter of Transmittal. Failure to timely provide the correct taxpayer identification number on the IRS Form W-9 may subject the shareholder to a penalty imposed by the IRS. For a non-U.S. Holder (as defined in Section 13) to qualify as an exempt recipient, such non-U.S. Holder must submit to the Depositary, U.S. broker or other withholding agent, the appropriate Form W-8, signed under penalties of perjury, attesting to such non-U.S. Holder’s exempt status. A copy of the appropriate IRS Form W-8 may be obtained from the Depositary or from the IRS website (www.irs.gov). See Instruction 10 to the Letter of Transmittal.

Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund of such amounts if they timely provide certain required information to the IRS.

Shareholders should consult their own tax advisors regarding the application of backup withholding to their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.

United States Federal Withholding Tax on Payments to Non-U.S. Holders. While it is unclear whether the cash received by a non-U.S. Holder (as defined in Section 13) in connection with the Offer will be treated (i) as proceeds of a sale or exchange or (ii) as a distribution, as further described in Section 13 below, the Company intends to treat such payment as a dividend distribution for withholding purposes. Accordingly, payments to non-U.S. Holders will be subject to withholding at a rate of 30% of the gross proceeds paid. If a non-U.S. Holder tenders shares held in a U.S. brokerage account or otherwise through a U.S. broker, dealer, commercial bank, trust company, or other nominee, such U.S. broker or other nominee will generally be the withholding agent for the payment made to the non-U.S. Holder pursuant to the Offer. Such U.S. brokers or other nominees may withhold or require certifications in this regard. Non-U.S. Holders tendering shares held through a U.S. broker or other nominee should consult such United States broker or other nominee and their own tax advisors to determine the particular withholding procedures that will be applicable to them. Notwithstanding the foregoing, even if a non-U.S. Holder tenders shares held in its own name as a holder of record and delivers to the Depositary a properly completed IRS FormW-8BEN (or other applicable form) before any payment is made, the Depositary has advised us that it will withhold 30% of the gross proceeds unless the Depositary determines that a reduced rate under an applicable income tax treaty or exemption from withholding is applicable, regardless of whether the payment is properly exempt from U.S. federal income tax as a sale or exchange, as described in Section 13 below.

To establish an entitlement to a reduced or zero rate of withholding, a non-U.S. Holder must timely complete, under penalties of perjury, the applicable IRS Form W-8. In order to obtain a reduced or zero rate of withholding pursuant to an applicable income tax treaty, a non-U.S. Holder must deliver to the Depositary, before the payment is made, a properly completed and executed IRS Form W-8BEN (or other applicable IRS Form W-8) claiming such an exemption or reduction. In order to claim an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a non-U.S. Holder must deliver to the Depositary before the payment is made a properly completed and executed IRS Form W-8ECI.

A non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if such shareholder meets the “complete redemption,” “substantially disproportionate redemption” or “not essentially equivalent to a dividend” tests described in Section 13 or if the shareholder is entitled to a reduced or zero rate of withholding pursuant to any applicable income tax treaty and a higher rate was withheld.

Non-U.S. Holders are urged to consult their tax advisors regarding the application of United States federal income tax withholding rules, including eligibility for a withholding tax reduction or exemption and the refund procedure.

4. Withdrawal Rights. Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date. If we have not accepted for payment the Shares you have tendered to us, you may also withdraw your Shares at any time after 12:00 Midnight, New York City time, on October 1, 2012.

For a withdrawal to be effective, a notice of withdrawal must be in written form and must be received in a timely manner by the Depositary at one of the addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering shareholder; the number of Shares to be withdrawn; and the name of the registered holder of the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates for Shares to be withdrawn and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility’s procedures. If a shareholder has used more than one Letter of Transmittal or has otherwise tendered Shares in more than one group of Shares, the shareholder may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

We will determine all questions as to the form and validity, including the time of receipt, of any notice of withdrawal, in our sole discretion, which determination will be final and binding on all parties, subject to a challenge of such determination in a court of competent jurisdiction. Neither we nor the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of the foregoing incur liability for failure to give any such notification. Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.

If we extend the Offer, are delayed in our purchase of Shares or are unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on our behalf, and the Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

5. Purchase of Shares and Payment of Purchase Price. Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will:

•	determine the Final Purchase Price, taking into account the number of Shares so tendered and the prices specified by tendering shareholders; and

•

accept for payment and pay for (and thereby purchase) Shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. We intend to purchase Shares having an aggregate value of $55 million and may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the “odd lot” priority, proration and conditional tender provisions of the Offer, Shares that are properly tendered at or below the Final Purchase Price and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date, we will accept for purchase and pay a single per Share purchase price for all of the Shares accepted for payment in accordance with the Offer. In all cases, payment for Shares tendered and accepted for payment in accordance with the Offer will be made promptly, subject to possible delay due to proration, but only after timely receipt by the Depositary of:

•	certificates for Shares or a timely confirmation of a book-entry transfer of Shares into the Depositary’s account at the Book-Entry Transfer Facility;

•	a properly completed and duly executed Letter of Transmittal or an Agent’s Message in the case of book-entry transfer; and

•	any other documents required by the Letter of Transmittal.

We will pay for Shares purchased pursuant to the Offer by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders. In the event of proration, the Depositary will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Date. Certificates for all Shares tendered and not purchased, including all Shares tendered at prices in excess of the Final Purchase Price and Shares not purchased due to proration or conditional tenders, will be returned, or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the Shares, to the tendering shareholder promptly after the expiration or termination of the Offer at our expense.

Under no circumstances will interest be paid on the Final Purchase Price for the Shares, regardless of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares pursuant to the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer. If, however, payment of the Final Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to that person will be deducted from the Final Purchase Price unless evidence satisfactory to us of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 7 of the Letter of Transmittal.

6. Conditional Tender of Shares. Subject to the exception for Odd Lot Holders, in the event of an over-subscription of the Offer, Shares tendered at or below the Final Purchase Price prior to the Expiration Date will be subject to proration. See Section 1. As discussed in Section 13, the number of Shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender. Accordingly, a shareholder may tender Shares subject to the condition that a specified minimum number of the shareholder’s Shares tendered pursuant to a Letter of Transmittal must be purchased if any Shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. We urge each shareholder to consult with his or her own financial or tax advisor with respect to the advisability of making a conditional tender.

Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Shares that must be purchased from that shareholder if any are to be purchased. After the Offer expires, if, based on the Final Purchase Price determined in the Offer, Shares representing more than $55 million (or such greater number of Shares as we may choose to purchase without amending or extending the Offer) are properly tendered, not properly withdrawn from and accepted pursuant to the Offer, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage based upon all Shares properly tendered, conditionally or unconditionally (giving effect to the exclusion of odd lots from proration). If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any shareholder below the minimum number specified, the conditional tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a shareholder subject to a conditional tender pursuant to the Letter of Transmittal and regarded as withdrawn as a result of proration will be returned promptly after the Expiration Date.

After giving effect to these withdrawals, we will accept the remaining Shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of Shares to be purchased to fall below an aggregate value of $55 million (or such greater amount as we may elect to pay, subject to applicable law) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase $55 million in value of Shares (or such greater amount as we may elect to pay, subject to applicable law). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of Shares to be purchased.

7. Conditions of the Offer. The Offer is not conditioned on any minimum number of Shares being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of or the payment for Shares tendered, subject to Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer, if at any time on or after the commencement of the Offer and prior to the Expiration Date any of the following events have occurred (or are determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events, makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for the Shares in the Offer:

•

there has been any action pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, seeks to or could directly or indirectly:

•

make illegal, or delay or otherwise directly or indirectly restrain, prohibit or otherwise affect the consummation of the Offer, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer;

•	make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer;

•	delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Shares to be purchased pursuant to the Offer; or

•

materially and adversely affect our or our subsidiaries’ or our affiliates’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to purchase some or all of the Shares pursuant to the Offer;

•	there has occurred any of the following:

•	any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor;

•

a decrease of more than 10% in the market price of the Shares or in the general level of market prices for equity securities in the United States of the New York Stock Exchange Index, the Dow Jones Industrial Average, the NASDAQ Global Select Market Composite Index or Standard & Poor’s 500 Composite Index, in each case measured from the close of trading on July 31, 2012, the last trading day prior to the date of the announcement of the Offer;

•

the commencement of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism, on or after August 6, 2012 , directly or indirectly relating to any country in which we or any of our subsidiaries have operations that are material to our business, or which is reasonably likely to have a material adverse effect on our business or on our ability to complete the Offer;

•

any material escalation of any war or armed hostilities which had commenced prior to August 6, 2012, directly or indirectly relating to any country in which we or any of our subsidiaries have operations that are material to our business, or which is reasonably likely to have a material adverse effect on our business or on our ability to complete the Offer;

•

any change in the general political, market, economic or financial conditions, domestically or internationally, that is reasonably likely to materially and adversely affect our business or the trading in the Shares; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer in our reasonable judgment, a material acceleration or worsening thereof;

•

a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed;

•	we learn that:

•

any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before August 6, 2012);

•

any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before August 6, 2012, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer made hereby), beneficial ownership of an additional 2% or more of the outstanding Shares;

•

any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of the Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities; or

•

any change or changes have occurred or are threatened in our or our subsidiaries’ or affiliates’ business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on us or any of our subsidiaries or affiliates or the benefits of the Offer to us;

•

any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion; or

•

we determine that the consummation of the Offer and the purchase of the Shares may (1) cause the Shares to be held of record by fewer than 300 persons, or (2) cause the Shares to be delisted from the NASDAQ Global Select Market or to be eligible for deregistration under the Exchange Act.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time and from time to time before the Expiration Date, other than those conditions dependent upon receipt of necessary governmental approvals, in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties, subject to a challenge of such determination in a court of competent jurisdiction. See Section 14.

8. Price Range of Shares. The Shares are listed and traded on the NASDAQ Global Select Market under the trading symbol “SRDX.” The following table sets forth, for the fiscal quarters indicated, the high and low closing sales prices of the Shares on the NASDAQ Global Select Market:

	High	Low
Fiscal Quarter Ended:
2010:
December 31, 2009	$31.00	$22.05
March 31, 2010	23.31	19.00
June 30, 2010	22.25	15.00
September 30, 2010	16.68	10.62

2011:
December 31, 2010	$13.23	$8.28
March 31, 2011	13.40	11.30
June 30, 2011	15.50	10.82
September 30, 2011	12.95	8.90

2012:
December 31, 2011	$15.00	$8.73
March 31, 2012	16.15	13.30
June 30, 2012	17.37	13.53

Unless the Expiration Date is extended, you will no longer be a holder of record of Shares that have been validly tendered and not withdrawn and that are purchased by us under the Offer. Therefore, you will not be eligible for any benefits with respect to such validly tendered and purchased Shares that inure to holders of record on or after September 5, 2012.

We have never declared or paid dividends on the Shares. The declaration and payment of future dividends on the Shares will be at the sole discretion of our Board of Directors and will depend on our continued earnings, capital requirements and other factors the Board of Directors deem relevant.

On July 31, 2012, the last full trading day before the date of the announcement of the Offer, the last reported sale price of the Shares on the NASDAQ Global Select Market was $15.94 per Share. On August 3, 2012, the last full trading day prior to the date of the commencement of the Offer, the last reported sale price of the Shares was $17.57 per Share. Shareholders are urged to obtain current market quotations for the Shares.

9. Source and Amount of Funds. Assuming that the Offer is fully subscribed, the value of Shares purchased in the Offer will be $55 million. We expect that the maximum aggregate cost of these purchases, including all fees and expenses applicable to the Offer, will be approximately $56 million. We intend to pay for the Shares and such fees and expenses with cash and cash equivalents on hand.

10. Certain Information Concerning Us. SurModics, Inc. is a leading provider of surface modification and in vitro diagnostic technologies to the healthcare industry. Our mission is to exceed our customers’ expectations and enhance the well-being of patients by providing the world’s foremost, innovative surface modification technologies and in vitro diagnostic chemical components. We partner with many of the world’s leading and emerging medical device, diagnostic and life science companies to develop and commercialize innovative products designed to improve patient diagnosis and treatment. Our core offerings include surface modification coating technologies that impart lubricity, prohealing, and biocompatibility characteristics; and components for in vitro diagnostic test kits and microarrays. Our strategy is to build on our product and technical leadership in our core fields of surface modification technologies and in vitro diagnostic products, and to expand our core technologies to provide us with opportunities for longer term sustained growth.

Availability of Reports and Other Information. We are subject to the informational filing requirements of the Exchange Act which obligates us to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC. As required by Exchange Act Rule 13e-4(c)(2), we have also filed with the SEC the Schedule TO, which includes additional information relating to the Offer.

These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a website on the Internet at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Schedule TO and documents incorporated by reference. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. We incorporate by reference each of the following documents (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules):

SEC Filings	Date Filed
Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended September 30, 2011	December 14, 2011 (10-K) February 14, 2012 (10-K/A)

Quarterly Reports on Form 10-Q	February 14, 2012 and May 10, 2012

Current Reports on Form 8-K	November 21, 2011 February 6, 2012, February 10, 2012, May 8, 2012 August 1, 2012 and August 6, 2012

Definitive Proxy Statement for our 2012 annual meeting of shareholders	December 22, 2011

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this document from us or from the SEC’s website at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, at our principal executive office located at 9924 West 74th Street, Eden Prairie, Minnesota 55344. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will promptly mail them to you by first class mail, or another equally prompt means. You may also find additional information by visiting our website at www.surmodics.com. Information on our website does not form part of the Offer and is not incorporated by reference in this Offer to Purchase.

11. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

Beneficial Ownership. As of July 31, 2012, we had approximately 17,544,156 issued and outstanding Shares. We are offering to purchase up to $55 million in value of Shares. At the maximum Final Purchase Price of $19.00 per Share, we could purchase 2,894,736 Shares if the Offer is fully subscribed, which would represent approximately 16.5% of the issued and outstanding Shares as of July 31, 2012. At the minimum Final Purchase Price of $17.00 per Share, we could purchase 3,235,294 Shares if the Offer is fully subscribed, which would represent approximately 18.4% of the issued and outstanding Shares as of July 31, 2012. Our directors, executive officers and affiliates are entitled to participate in the Offer on the same basis as all other shareholders. Starboard Value LP. (“Starboard”), which beneficially owns approximately 11.9% of our outstanding Shares as of July 31, 2012 and Jeffrey C. Smith, a member of the Board of Directors and the Managing Member, Chief Executive Officer and Chief Investment Officer of Starboard, have advised us that, although no final decision has been made, Starboard and its affiliates may tender Shares in the Offer. The number of Shares that Starboard tenders could vary depending on the limitations and factors discussed in Section 2 under “Special Factors”. See Section 2. Our other directors and all of our executive officers have advised us that they do not intend to tender Shares in the Offer. Other than Starboard, we have no knowledge of our affiliates’ intentions with respect to the Offer. The equity ownership of our directors, executive officers and affiliates who do not tender all of their Shares in the Offer will proportionately increase as a percentage of our issued and outstanding Shares following the consummation of the Offer.

As of July 31, 2012 our directors and executive officers as a group (14 persons) beneficially owned an aggregate of 401,608 Shares, or approximately 2.3% of the total outstanding Shares.

The following table sets forth certain information regarding the beneficial ownership of outstanding Shares as of July 31, 2012: (i) by each of the executive officers; (ii) by each director and nominee of the Company; and (iii) by all of the Company’s directors and executive officers as a group. Other than with respect to the beneficial ownership of outstanding Shares by Starboard disclosed below, we are not aware that any associate or majority-owned subsidiary of any executive officer or director beneficially owns any outstanding Shares.

Name of Beneficial Owner or Identity of Group	Current Holdings		Acquirable within 60 days	Aggregate Number	Percent(1)
Charles W. Olson	11,816	(2)	30,716	42,532	*
Gerald B. Fischer	10,950	(3)	46,632	57,582	*
Jose H. Bedoya	0		46,632	46,632	*
John W. Benson	3,600		43,032	46,632	*
Gary R. Maharaj	21,533		17,141	38,674	*
Bryan K. Phillips	5,371		51,505	56,876	*
Robert C. Buhrmaster	2,625	(4)	24,757	27,382	*
Susan E. Knight	500		24,757	25,257	*
Mary K. Brainerd	0		15,798	15,798	*
Timothy J. Arens	0		12,129	12,129	*
Scott R. Ward	0		4,225	4,225	*
David R. Dantzker, M.D.	500		3,132	3,632	*
Jeffrey C. Smith	0		3,132	3,132	*
Joseph J. Stich	4,238		16,887	21,125	*

All executive officers and directors as a group (14 persons)	61,133		340,475	401,608	2.3%

*	Less than 1%
(1)	In accordance with the requirements of the Securities and Exchange Commission, Percent of Class for a person or entity is calculated based on outstanding shares plus shares deemed beneficially owned by that person or entity by virtue of the right to acquire such shares as of July 31, 2012, or within sixty days of such date.

(2)	Includes 800 shares held in an IRA and 380 shares held by Mr. Olson’s minor children, over which Mr. Olson has sole voting and investment power.
(3)	Includes 8,950 shares held in an IRA and 2,000 shares held jointly with Mr. Fischer’s wife, over which Mr. Fischer has shared voting and investment power.
(4)	Shares held in family limited partnership, over which Mr. Buhrmaster has shared voting and investment power.

The following table sets forth certain information regarding the beneficial ownership of outstanding Shares as of July 31, 2012 by each person (or group of affiliated persons) known by the Company to be the beneficial owner of more than 5% of the outstanding Shares:

Name and Address of Beneficial Owner	Amount and Nature of Shares Beneficially Owned		Percent of Class(1)
Starboard Value and Opportunity Fund LTD 599 Lexington Avenue, 19th Floor New York, NY 10022	2,088,760	(2)	11.9%
Blackrock Inc. 40 East 52nd Street New York, NY 10022	1,023,300	(3)	5.8%
Royce & Associates, LLC 745 Fifth Avenue New York, NY 10151	1,236,678	(4)	7.1%

(1) See footnote (1) to preceding table.

(2) Based on an amended Schedule 13D filed with the SEC on April 5, 2011 by Starboard; Starboard Value and Opportunity Master Fund Ltd (“Starboard V&O Fund”); Starboard Value GP LLC (“Starboard Value GP”); Starboard Principal Co LP (“Principal Co”); Starboard Principal Co GP LLC (“Principal GP”); Jeffrey C. Smith; Mark Mitchell; and Peter Feld. According to such amended Schedule 13D, Starboard V&O Fund directly owned 1,566,567 Shares. Starboard, as the investment manager of Starboard V&O Fund, may be deemed to beneficially own the 1,566,567 Shares directly owned by Starboard V&O Fund in addition to 522,193 Shares held in certain accounts managed by Starboard (the “Starboard Managed Accounts”). Each of Starboard Value GP, as the general partner of Starboard, Principal Co, as a member of Starboard Value GP, Principal GP, as the general partner of Principal Co, and each of Messrs. Smith, Mitchell and Feld, as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed the beneficial owner of an aggregate of 2,088,760 Shares comprised of the (i) 1,566,567 Shares owned by Starboard V&O Fund and (ii) 522,193 Shares held in the Starboard Managed Accounts.

(3) Based on an amended Schedule 13G filed on February 10, 2012.

(4) Based on an amended Schedule 13G filed on January 23, 2012.

Securities Transactions. Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, our executive officers, or our affiliates or our subsidiaries nor, to the best of our knowledge, any person controlling the Company or any executive officer or director of any such controlling entity or of our subsidiaries, has effected any transactions involving the Shares during the 60 days prior to July 31, 2012, except for the following transactions:

•	On June 28, 2012, Mr. Olson withheld 1,955 Shares to satisfy taxes associated with the vesting of restricted stock granted in 2010.

•	On June 28, 2012, Mr. Phillips withheld 1,955 Shares to satisfy taxes associated with the vesting of restricted stock granted in 2010.

Share Repurchase Program. In November 2007, we announced that our Board of Directors had authorized the repurchase of up to $35.0 million of the Company’s common stock in open-market transactions, private transactions, tender offers, or other transactions without a fixed expiration date. Prior to fiscal 2010, we purchased $27.7 million using this authorization. During fiscal 2010, we purchased 102,533 shares of common stock for $2.0 million at an average price of $19.81 per share. There were no repurchases of common stock in fiscal 2011 and have been no repurchases of common stock in fiscal 2012. In May 2012, the Company’s Board of Directors authorized the repurchase of up to $50.0 million of the Company’s common stock through open-market purchases, private transactions, block trades, accelerated share repurchase transactions, tender offers, or by any combination of such methods. The repurchase authorization does not have a fixed expiration date and is in addition to the $5.3 million that remains under the November 2007 share repurchase authorization. Following the completion or termination of the Offer, we intend to, from time to time, continue to repurchase Shares with the $300,000 that will remain under these repurchase programs, assuming that we repurchase $55 million in this Offer.

Equity Incentive Plans. Our 2009 Plan was approved by our shareholders at the 2010 annual meeting, and has 1,500,000 shares authorized and available for awards, plus the number of shares that have not yet been awarded under the 2003 Plan, or were awarded and subsequently returned to the pool of available shares under the 2003 Plan pursuant to its terms. This limit is subject to anti-dilution adjustments in the event of a stock split, recapitalization or similar transaction. The 2009 Plan is the only equity compensation plan under which grants of stock-based awards may currently be made. The 2009 Plan is an omnibus plan which permits the grant of various equity-based awards, including incentive and nonqualified stock options, stock appreciation rights, restricted stock and restricted stock units, performance shares and other stock-based awards. As described below under “Director Compensation”, our directors also receive equity-based awards under the 2009 Plan.

The Organization and Compensation Committee of our Board of Directors administers the 2009 Plan. As of July 31, 2012, there were 755,894 stock options, 4,000 shares of restricted stock, and 131,030 performance share awards outstanding under the 2009 Plan. These stock options had an average weighted exercise price of $21.35 and an average remaining term of 4.5 years.

We also maintain the 2003 Plan pursuant to which stock options and performance share awards are outstanding. The 2003 Plan, and the awards granted thereunder, have substantially the same terms as the 2009 Plan. As of July 31, 2012, a total of 590,603 stock options and 4,373 performance share awards were outstanding under our 2003 Plan.

Awards granted under our equity plans may vest upon a change of control of the Company (as defined in such plans) if the awards are not assumed or substituted for by an acquiring company. Outstanding options and other awards will be adjusted in the event of a stock split, recapitalization or similar transaction.

The Company’s Employee Stock Purchase Plan. Under the ESPP, the Company is authorized to issue up to 400,000 shares of common stock. The number of authorized shares was increased by 200,000 effective with shareholder approval at the 2010 annual meeting. All full-time and part-time employees can choose to have up to 10% of their annual compensation withheld, with a limit of $25,000, to purchase the Company’s common stock at purchase prices defined within the ESPP. As of July 31, 2012, a total of 107,133 Shares were available for purchase under the ESPP.

Director Compensation. The Company’s Board Compensation Policy provides compensation to our directors for their service on the Board in the form of annual retainers, fees for meeting attendance, and equity awards. In addition, all directors are reimbursed for their reasonable travel-related expenses incurred in attending board and committee meetings. During fiscal 2012, each non-employee director (other than the Chairman) currently receives $20,000 as an annual retainer and $2,000 for each Board meeting attended. In recognition of the additional responsibilities of each of the committee chairs, additional retainers are paid to each non-employee director serving in any such capacity. In this regard, the chair of the Audit Committee currently receives an additional retainer of $10,000; the chair of the Organization and Compensation Committee received an additional retainer of $7,000; and the chair of the Corporate Governance and Nominating Committee received an additional retainer of $5,000. The Chairman currently receives an annual retainer of $100,000, but is not paid additional fees to attend Board or committee meetings. Each committee member currently receives $1,000 for each committee meeting attended. From time to time, in connection with additional responsibilities associated with serving on special committees, each of the directors serving on such committees have been paid an additional retainer, typically per quarter. The Company’s Board Compensation Policy was restated on May 21, 2012 and will be effective as of the first day of the Company’s fiscal year 2013. The new policy eliminates meeting fees for attendance at board and/or committee meetings. In light of this change, the new policy also increases the annual retainer to $35,000 for each non-employee director (other than the Chairman) and provides that the annual cash retainer will be reduced by 25% if a non-employee director does not attend at least 75% of the total meetings of the Board and Board committees on which such director served during the applicable fiscal year. The new policy provides additional retainers for the Audit Committee ($15,000 for the chair and $6,000 for each member), the Organization and Compensation Committee ($8,500 for the chair and $4,500 for each member) and the Corporate Governance and Nominating Committee ($6,500 for the chair and $3,500 for each member). In addition, the Chairman of the Board will receive an additional retainer of $70,000.

With respect to equity, each non-employee director is currently granted a stock option to purchase shares of the Company’s common stock with a value of $60,000 (as estimated using the black-scholes option pricing model as of the date of the grant) upon his or her first election or appointment to the Board of Directors. Additionally, at the first regularly scheduled meeting of the Board of Directors during each fiscal year, each non-employee director is granted a stock option with a value of $60,000. The new policy will provide that these equity grants will be half in the form of stock options and the other half in the form of restricted stock units. The value of the first annual option grant following a director’s election or appointment to the Board of Directors will be pro-rated based on such director’s length of service on the Board during the preceding 12-month period. All stock options granted to non-employee directors will have a term of 7 years and will become exercisable in increments of twenty-five percent (25%) per year beginning on the first anniversary of the date of grant. The restricted stock units will vest annually in three equal increments beginning on the first anniversary of the date of grant.

Executive Compensation. The Company’s executive compensation program is reviewed and approved by the Organization and Compensation Committee of our Board of Directors and applies to our executive officers, including our named executive officers. Our compensation philosophy is performance-based, and focuses on aligning the financial interests of our executive officers with those of our shareholders. Generally, this is accomplished by placing a substantial portion of our executive officers’ total compensation “at risk,” while providing overall compensation opportunities that are comparable to market levels. The principal elements of our executive compensation program consist of annual cash compensation (typically in the form of base salary and annual cash incentives) and long-term incentives (typically in the form of stock options and performance share awards). All of our cash compensation represents short-term compensation that is earned within a single fiscal year and paid in that year or shortly thereafter. Historically, annual cash incentive compensation has been provided through a cash-based annual incentive plan designed to motivate our executive officers to achieve both short-term operational and longer-term strategic goals that, if achieved, would have the potential to significantly enhance shareholder value.

Our long-term incentive compensation has historically consisted of equity awards, including stock options, restricted stock and performance shares. Special equity awards are used in limited circumstances for special recognition and retention purposes, including the equity awards provided to Gary Maharaj, the Company’s President and Chief Executive Officer, in connection with his hiring in December 2010. Stock options provide value only when the price of our Company’s stock appreciates over the grant price. The number of shares subject to the stock option is determined by dividing the target value of the award by the grant date fair value of estimated using the black-scholes valuation model. All stock option grants have an exercise price that is equal to the closing market price of our common stock on the date of grant, have a term of seven years, and vest in equal increments of 25% per year beginning on the first anniversary of the date of grant. Performance share awards are typically subject to a three-year performance period. The target number of shares is determined by dividing the target value associated with the performance shares by closing market price of our common stock on the date of grant. The actual number of shares that may vest will be based on the Company’s achievement of certain performance objectives over the three-year performance period. The performance objectives are based on criteria such as specified cumulative non-GAAP revenue and non-GAAP earnings per share over the three-year performance period ending in fiscal year 2013. Typically, the Committee establishes the three-year performance objectives based on the financial projections included in the Company’s long-range plan that is approved by the Board of Directors immediately prior to the start of the performance period. The number of shares that will actually vest, if any, under the performance periods can range between 20% (at threshold) and 200% (at maximum) of the target number of shares based on the Company’s actual performance against the performance objectives. Typically, none of the performance shares vest until the threshold level of cumulative non-GAAP earnings per share is achieved. Following the end of the performance period, the achievement percentage associated with each of the performance objectives will be determined by interpolating actual performance within the performance range for each objective. These achievement percentages will then be weighted equally, and summed to arrive at an overall achievement percentage. The actual number of shares that vest is typically determined by multiplying each executive’s target number of shares by the overall achievement percentage for the plan.

Severance Agreement. In connection with his hiring in December 2010, the Company and Mr. Maharaj entered a Severance Agreement dated December 14, 2010, that provides Mr. Maharaj with certain severance benefits in the event that his employment is terminated by the Company without cause, or by him for good reason. In particular, in the event his employment is terminated without cause, Mr. Maharaj will receive (1) a severance payment equal to twelve months of his then-current annual base salary, and (2) continuation coverage of life, health or dental benefits for up to 18 months. Further, in the event that Mr. Maharaj’s employment is terminated by the Company without cause and he is unable to secure subsequent employment primarily because of his obligations under the Non-Competition, Invention, Non-Disclosure Agreement, the Company will extend his base salary severance payments so long as he is able to demonstrate that he is diligently seeking alternate employment. Additionally, any remaining forfeiture provisions on the initial restricted stock award provided to him in connection with his hiring will immediately lapse.

Additionally, pursuant to the Severance Agreement, Mr. Maharaj will be provided with severance benefits in the event his employment with the Company is terminated following a change in control of the Company. If, within twelve months following the occurrence of a change of control, Mr. Maharaj’s employment with the Company is terminated either by the Company without cause, or by him for good reason, then Mr. Maharaj will receive: (1) a severance payment equal to two and one-half times the average cash compensation paid to him during the three most recent taxable years, and (2) continuation coverage of life, health or dental benefits for up to 18 months. In addition, any unvested portions of Mr. Maharaj’s outstanding options or stock appreciation rights will immediately vest and become exercisable, any remaining forfeiture provisions on his outstanding restricted stock awards will immediately lapse, and the target number of shares subject to his outstanding performance awards will immediately vest and become payable.

Change of Control Agreements. Effective February 9, 2012, the Company entered into Change of Control Agreements (the “Change of Control Agreements”) with Timothy J. Arens, Vice President of Finance and Interim Chief Financial Officer, Charles W. Olson, Senior Vice President and General Manager, Medical Device, Bryan K. Phillips, Senior Vice President of Legal and Human Resources, General Counsel and Secretary and Joseph J. Stich, Vice President, Business Operations and General Manager, In Vitro Diagnostics (each, an “Executive”), which Change of Control Agreements were approved by the Organization and Compensation Committee of the Board of Directors.

The Change of Control Agreements will be in effect for a term of three (3) years unless a “change of control” (as defined in the Change of Control Agreements) occurs within such three-year period, in which case, the Change of Control Agreements will terminate twelve (12) months following the occurrence of such a change of control. Each Change of Control Agreement provides that the Company may terminate the employment of the Executive, for any reason or no reason, at any time prior to the earlier of the third anniversary of the Change of Control Agreement or a change of control without obligation for severance benefits.

Each Executive will be provided with severance benefits in the event his employment with the Company is terminated following a “change in control” (as defined in the Change of Control Agreements) of the Company. If, within twelve months following the occurrence of a change of control, the Executive’s employment with the Company is terminated either by the Company without cause, or by him for “good reason” (as defined in the Change of Control Agreements), then the Executive will receive: (1) a severance payment equal to two times the sum of the Executive’s (i) base salary in effect as of the date of the change of control termination, and (ii) an amount equal to the target short-term incentive opportunity for the year in which the change of control termination occurs; and (2) continuation coverage of life, health or dental benefits for up to 18 months. In addition, any unvested portions of the Executive’s outstanding options or stock appreciation rights will immediately vest and become exercisable; any remaining forfeiture provisions associated with his outstanding restricted stock awards will immediately lapse; and all shares or units subject to all outstanding performance share awards shall become immediately vested and payable at the applicable target performance objectives. If the severance benefits payable to an Executive would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code, such payment shall either be reduced so that it will not constitute an excess parachute payment, or paid in full, depending on which payment would result in the Executive receiving the greatest after tax payment. In case of the latter, the Executive would be liable for any excise tax owed.

Settlement Agreement and Arrangements with Starboard Relating to the Offer. As further described in Section 2 under “Special Factors”, Section 302A.673 of the Minnesota Business Corporations Act will limit the number of Shares that we will be able to purchase from Starboard in the Offer if Starboard continues to be an “interested shareholder” at the time of acceptance. Starboard has agreed that it will tender no more than the maximum number of Shares purchasable by the Company under Section 302A.673. In addition, we have entered into the Settlement Agreement further described in Section 2 above. Pursuant to the Settlement Agreement, Starboard and Mr. Smith agreed that Mr. Smith will resign from the Board of Directors if at any time prior to the conclusion of the 2014 annual meeting Starboard’s aggregate beneficial ownership of Company common stock decreases to less than three percent (3%) of the Company’s outstanding common stock as of the date of the Settlement Agreement.

Interim CFO. Since August 2011, Timothy J. Arens has served, on an interim basis, as the Company’s Chief Financial Officer. It is expected that Mr. Arens will serve in that role until such time that the Board appoints a permanent Chief Financial Officer. The Board intends to conduct a search to identify potential candidates to serve as the Company’s Chief Financial Officer on a permanent basis, which candidates may include Mr. Arens in addition to external candidates.

The foregoing descriptions of agreements and arrangements involving the Shares are qualified in their entirety by reference to the text of the respective agreements and arrangements, copies of which have been filed with the SEC.

Except as otherwise described herein, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, are a party to any contract, agreement, arrangement, understanding or relationship with any other person with respect to any of our securities.

12. Certain Legal Matters; Regulatory Approvals. We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject to our right to decline to purchase Shares if any of the conditions in Section 7 have occurred or are deemed by us to have occurred or have not been waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any Shares tendered. See Section 7.

13. Certain United States Federal Income Tax Consequences. The following discussion describes certain United States federal income tax consequences of participating in the Offer for U.S. Holders and non-U.S. Holders (each as defined below). This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury Regulations issued thereunder, IRS rulings and pronouncements, and judicial decisions, all as of the date hereof and all of which are subject to differing interpretations or changes which could affect the tax consequences described in this Offer to Purchase (possibly on a retroactive basis). This discussion is for general information only and does not address alternative minimum tax consequences or all of the aspects of United States federal income taxation that may be relevant to a particular shareholder or to shareholders subject to special rules (including, without limitation, financial institutions, brokers, dealers or traders in securities or commodities, traders who elect to apply a mark-to-market method of accounting, insurance companies, “S” corporations, partnerships or other pass-through entities, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, tax-exempt organizations, tax-qualified retirement plans, persons who hold Shares as a position in a “straddle” or as part of a “hedging,” “conversion” or “integrated” transaction or other risk reduction strategy, directors, employees, former employees or other persons who acquired their Shares as compensation, including upon the exercise of employee stock options, and persons that have a functional currency other than the United States dollar). In particular, this summary does not address any tax consequences arising from the sale of Shares acquired pursuant to our employee stock purchase plan or other employee benefit plans. This summary also does not address tax considerations arising under any state, local or foreign laws, or under United States federal estate or gift tax laws. This summary assumes that shareholders hold the Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). No IRS ruling has been or will be sought regarding any matter discussed herein.

As used herein, the term “U.S. Holder” means a beneficial owner of Shares that for United States federal income tax purposes is:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” within the meaning of Section 7701(a)(30) of the Code has the authority to control all substantial decisions of the trust, or, if the trust was in existence on August 20, 1996, and it has elected to continue to be treated as a United States person.

As used herein, the term “non-U.S. Holder” means a beneficial owner of Shares other than a U.S. Holder.

If a partnership (including any entity treated as a partnership for United States federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partnership holding Shares, and each partner in such partnership, should consult its tax advisors regarding the tax consequences of participating in the Offer.

This summary is for general information only and is not intended to constitute a complete description of all tax consequences relating to the Offer. Each shareholder is urged to consult its tax advisor as to the particular United States federal income tax consequences to such shareholder of participating or not participating in the Offer and the applicability and effect of any state, local and foreign tax laws and other tax consequences with respect to the Offer.

Non-Participation in the Offer.

The Offer will have no United States federal income tax consequences to shareholders that do not tender any Shares in the Offer.

Consequences of the Offer to U.S. Holders.

Characterization of the Purchase—Distribution vs. Sale Treatment. The exchange of Shares for cash pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. A U.S. Holder that participates in the Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the Shares or as receiving a dividend distribution from us, as described in more detail below.

Under the stock redemption rules of Section 302 of the Code, the sale of shares by a U.S. Holder for cash pursuant to the Offer will be treated as a “sale or exchange” of shares for U.S. federal income tax purposes, rather than a distribution with respect to the shares held by the tendering U.S. Holder, if the sale: (a) results in a “complete redemption” of all such U.S. Holder’s equity interests in the Company, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. In applying the Section 302 tests, a U.S. Holder must take into account stock that such U.S. Holder constructively owns under certain attribution rules, pursuant to which the U.S. Holder will be treated as owning Shares owned by certain family members and related entities (such as corporations, partnerships, trusts, and estates) and Shares that the U.S. Holder has the right to acquire by exercise of an option. U.S. Holders are advised to consult their tax advisors regarding the application of the rules of Section 302 to their particular circumstances, including the effect of the constructive ownership rules on their sale of Shares pursuant to the Offer.

The purchase of Shares pursuant to the Offer will result in a “complete redemption” of a U.S. Holder’s equity interests in the Company, if (i) immediately after such purchase, such U.S. Holder directly or constructively owns no Shares or (ii) the U.S. Holder actually owns no Shares immediately after such purchase and, with respect to Shares constructively owned by the U.S. Holder immediately after the Offer, the U.S. Holder is eligible to waive, and effectively waives, constructive ownership of all such Shares under procedures described in Section 302(c) of the Code.

An exchange of Shares for cash will be a “substantially disproportionate redemption” with respect to a U.S. Holder if the percentage of the then-outstanding Shares directly and constructively owned by such U.S. Holder in the Company immediately after the exchange is less than 80% of the percentage of the Shares directly or constructively owned by such U.S. Holder in the Company immediately before the exchange. In addition, immediately after the exchange, such U.S. Holder must directly or constructively own less than 50% of the total combined voting power of the Company.

If an exchange of Shares for cash fails to satisfy the “complete redemption” or “substantially disproportionate redemption” tests, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test if the U.S. Holder’s surrender of Shares pursuant to the Offer results in a “meaningful reduction”

of the U.S. Holder’s equity interest in the Company. Whether the receipt of cash by a U.S. Holder will be “not essentially equivalent to a dividend” will depend upon the U.S. Holder’s particular facts and circumstances. An exchange of Shares for cash that results in any reduction of the proportionate equity interest in the Company held by a U.S. Holder who (1) holds a relative equity interest that is minimal and (2) does not exercise any control over, or participate in, the Company’s management, may be treated as “not essentially equivalent to a dividend.” However, depending on the total number of Shares purchased pursuant to the Offer, it is possible a shareholder’s percentage interest in the Company (including any interest attributable to Shares constructively owned by a shareholder as a result of ownership of options or otherwise) could increase, even though the total number of shares of common stock held by the shareholder decreases.

We cannot predict whether any particular U.S. Holder will be subject to sale or exchange treatment, on the one hand, or distribution treatment, on the other hand. Contemporaneous dispositions or acquisitions of Shares (including market sales and purchases) by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 tests have been satisfied. Each U.S. Holder should be aware that because proration may occur in the Offer, even if all the Shares directly and constructively owned by a U.S. Holder are tendered pursuant to the Offer, fewer than all of such Shares may be purchased by us. Consequently, we cannot assure you that a sufficient number of any particular U.S. Holder’s Shares will be purchased to ensure that this purchase will be treated as a sale or exchange, rather than as a distribution, for United States federal income tax purposes pursuant to the rules discussed herein. Accordingly, a tendering U.S. Holder may choose to submit a “conditional tender” under the procedures described in Section 6, which allows the U.S. Holder to tender Shares subject to the condition that a specified minimum number of the U.S. Holder’s Shares must be purchased by us if any such Shares so tendered are purchased.

Sale or Exchange Treatment. If a U.S. Holder is treated under the Section 302 tests as recognizing gain or loss from the “sale or exchange” of the Shares for cash, such gain or loss will be equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in the Shares exchanged therefor. Generally, a U.S. Holder’s tax basis in the Shares will be equal to the cost of the Shares to the U.S. Holder. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Shares exceeds one year as of the date of the exchange. Long-term capital gain is currently subject to a reduced rate of tax for non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations. A U.S. Holder must calculate gain or loss separately for each block of Shares (generally, Shares acquired at the same cost in a single transaction). A U.S. Holder may be able to designate which blocks of Shares it wishes to tender and the order in which different blocks will be purchased in the event that less than all of its Shares are tendered.

Distribution Treatment. If a U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss from the “sale or exchange” of Shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the Offer will be treated as a distribution by the Company with respect to the U.S. Holder’s Shares. The distribution will be treated as a dividend to the extent of the Company’s current and accumulated earnings and profits, if any, allocable to such Shares. Such a dividend would be includible in income without reduction for the U.S. Holder’s tax basis in the Shares exchanged. Currently, dividends are taxable at a maximum rate of 15% for non-corporate U.S. Holders (including individuals) if certain holding period and other requirements are met. To the extent that amounts received pursuant to the Offer that are treated as distributions exceed a U.S. Holder’s allocable share of our current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the tax basis of such U.S. Holder’s Shares, and any amounts in excess of the U.S. Holder’s tax basis will constitute capital gain. Any remaining tax basis in the Shares tendered will be transferred to any remaining Shares held by such U.S. Holder.

To the extent that cash received in exchange for Shares is treated as a dividend to a corporate U.S. Holder, (i) it generally will be eligible for a dividends-received deduction (subject to certain requirements and limitations), and (ii) it generally will be subject to the “extraordinary dividend” provisions of the Code. Corporate

U.S. Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of Section 1059 of the Code in their particular circumstances.

Consequences of the Offer to Non-U.S. Holders.

Sale or Exchange Treatment. Gain realized by a non-U.S. Holder on a sale of Shares for cash pursuant to the Offer generally will not be subject to United States federal income tax if the sale is treated as a “sale or exchange” under the Section 302 tests described above under “Consequences of the Offer to U.S. Holders—Characterization of the Purchase—Distribution vs. Sale Treatment” unless:

•

the gain is effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, the non-U.S. Holder maintains a United States permanent establishment to which such gain is attributable);

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

•

our Shares constitutes “United States real property interests” by reason of our status as a United States real property holding corporation (“USRPHC”) for United States federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. Holder’s holding period for our Shares. Our shares will constitute a U.S. real property interest with respect to a non-U.S. Holder if we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the period during which the non-U.S. Holder held shares or (ii) the five-year period ending on the date the non-U.S. Holder sells shares pursuant to the Offer. We do not believe that we have been a United States real property holding corporation at any time during the last five years.

A non-U.S. Holder described in the first bullet point above will be required to pay United States federal income tax on the net gain derived from the disposition generally in the same manner as if such non-U.S. Holder were a U.S. Holder, and, if such non-U.S. Holder is a foreign corporation, an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty) may apply to any effectively connected earnings and profits.

A non-U.S. Holder described in the second bullet point above will be subject to United States federal income tax at a rate of 30% (or, if applicable, a lower treaty rate) on the gain derived from the disposition, which may be offset by certain U.S. source capital losses, even though the non-U.S. Holder is not considered a resident of the United States.

Distribution Treatment. If a non-U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss on a “sale or exchange” of Shares for cash, the entire amount of cash received by such non-U.S. Holder pursuant to the Offer (including any amount withheld, as discussed below) will be treated as a distribution by us with respect to the non-U.S. Holder’s Shares. The treatment for United States federal income tax purposes of such distribution as a dividend, tax-free return of capital, or gain from the sale or exchange of shares will be determined in the manner described above under “Consequences of the Offer to U.S. Holders—Distribution Treatment.”

Withholding For Non-U.S. Holders. Although, as described above, it is unclear whether the cash received by a non-U.S. Holder in connection with the Offer will be treated (i) as proceeds of a sale or exchange or (ii) as a distribution, the Company intends to treat such payment as a dividend distribution for withholding purposes. Accordingly, payments to non-U.S. Holders will be subject to withholding at a rate of 30% of the gross proceeds paid. If a non-U.S. Holder tenders shares held in a U.S. brokerage account or otherwise through a U.S. broker, dealer, commercial bank, trust company, or other nominee, such U.S. broker or other nominee will generally be the withholding agent for the payment made to the non-U.S. Holder pursuant to the Offer. Such U.S. brokers or other nominees may withhold or require certifications in this regard. Non-U.S. Holders tendering shares held through a U.S. broker or other nominee should consult such United States broker or other nominee and their own tax advisors to determine the particular withholding procedures that will be applicable to them. Notwithstanding the foregoing, even if a non-U.S. Holder tenders shares held in its own name as a holder of record and delivers to the Depositary a properly completed IRS FormW-8BEN (or other applicable form) before any payment is made, the Depositary has advised us that it will withhold 30% of the gross proceeds unless the Depositary determines that a reduced rate under an applicable income tax treaty or exemption from withholding is applicable, regardless of whether the payment is properly exempt from U.S. federal income tax as a sale or exchange.

To establish an entitlement to a reduced or zero rate of withholding, a non-U.S. Holder must timely complete, under penalties of perjury, the applicable IRS Form W-8. In order to obtain a reduced or zero rate of withholding pursuant to an applicable income tax treaty, a non-U.S. Holder must deliver to the Depositary, before the payment is made to such shareholder, a properly completed and executed IRS Form W-8BEN (or other applicable IRS Form W-8) claiming such an exemption or reduction. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a non-U.S. Holder must deliver to the Depositary before the payment is made a properly completed and executed IRS Form W-8ECI.

A non-U.S. Holder may be eligible to obtain a refund of all or a portion of any United States federal tax withheld if such shareholder meets the “complete redemption,” “substantially disproportionate redemption” or “not essentially equivalent to a dividend” tests described above under “Consequences of the Offer to U.S. Holders—Characterization of the Purchase—Distribution vs. Sale Treatment” or if the shareholder is entitled to a reduced or zero rate of withholding pursuant to any applicable income tax treaty and a higher rate was withheld.

Non-U.S. Holders are urged to consult their tax advisors regarding the United States federal income tax consequences of participation in the Offer, including the application of United States federal income tax withholding rules, eligibility for a reduction of or an exemption from withholding tax, and the refund procedure, as well as the applicability and effect of state, local, foreign and other tax laws. Non-U.S. Holders may be subject to withholding tax and income tax on the sale of Shares pursuant to the Offer, even if such non-U.S. Holders would not be subject to tax if the same shares were sold on the open market.

Information Reporting and Backup Withholding.

Payments made to shareholders in the Offer may be reported to the IRS. In addition, under the United States federal income tax laws, backup withholding at the statutory rate (currently 28%) may apply to the amount paid to certain shareholders (who are not “exempt” recipients) pursuant to the Offer. To prevent such backup United States federal income tax withholding, each non-corporate shareholder who is a U.S. Holder and who does not otherwise establish an exemption from backup withholding must notify the Depositary of the shareholder’s taxpayer identification number and provide certain other information by completing, under penalties of perjury, the IRS Form W-9 included in the Letter of Transmittal. Failure to timely provide the correct taxpayer identification number on the IRS Form W-9 may subject the shareholder to a penalty imposed by the IRS.

Certain “exempt” recipients (including, among others, all corporations and certain non-U.S. Holders) are not subject to these backup withholding requirements. For a non-U.S. Holder to qualify for such exemption, such non-U.S. Holder must submit a statement (generally, an IRS Form W-8BEN or other applicable Form W-8), signed under penalties of perjury to the Depositary, U.S. Broker or other withholding agent, attesting to such non-U.S. Holder’s exempt status. A copy of the appropriate IRS Form W-8 may be obtained from the Depositary or from the IRS website (www.irs.gov). A disregarded domestic entity that has a foreign owner must use the appropriate IRS Form W-8, and not the IRS Form W-9. See Instruction 10 to the Letter of Transmittal.

Backup withholding is not an additional tax, but is, instead, an advance payment of tax. Taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund of such amounts if they timely provide certain required information to the IRS.

Shareholders should consult their tax advisors regarding the application of backup withholding to their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.

THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

14. Extension of the Offer; Termination; Amendment. We expressly reserve the right to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering shareholder to withdraw such shareholder’s Shares.

We also expressly reserve the right, in our sole discretion, not to accept for payment and not pay for any Shares not previously accepted for payment or paid for, subject to applicable law, to postpone payment for Shares or terminate the Offer upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by changing the per Share purchase price range or by increasing or decreasing the value of Shares sought in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the public announcement shall be made no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service or comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Exchange Act Rules 13e-4(e)(3) and 13e-4(f)(1). These rules and related releases and interpretations of the SEC provide that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

•

we increase or decrease the price range to be paid for Shares or increase or decrease the value of Shares sought in the Offer (and thereby increase or decrease the number of Shares purchasable in the Offer), and, in the event of an increase in the value of Shares purchased in the Offer, the number of Shares accepted for payment in the Offer increases by more than 2% of the outstanding Shares, and

•

the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, then in each case the Offer will be extended until such date as is required so that there will be at least ten business days until the expiration of the Offer, subject to applicable law. For purposes of this Offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

If we increase the value of Shares purchased in the Offer such that the additional amount of Shares accepted for payment in the Offer does not exceed 2% of the outstanding Shares, this will not be deemed a material change to the terms of the Offer and we will not be required to amend or extend the Offer. See Section 1.

15. Fees and Expenses. We have retained Citigroup Global Markets Inc. to act as the Dealer Manager in connection with the Offer. The Dealer Manager may communicate with brokers, dealers, commercial banks and trust companies with respect to the Offer. The Dealer Manager will receive a reasonable and customary fee for these services. We have also agreed to indemnify the Dealer Manager against liabilities in connection with the Offer. The Dealer Manager and its affiliates may actively trade our equity securities for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in our securities.

We have retained MacKenzie Partners, Inc. to act as Information Agent and American Stock Transfer & Trust Company, LLC to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer.

We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of Shares pursuant to the Offer. Shareholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs may apply if shareholders tender Shares through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase, the Letter of Transmittal and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares except as otherwise provided in Section 5 hereof and Instruction 7 in the Letter of Transmittal.

16. Miscellaneous. We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares residing in that jurisdiction, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of the jurisdiction.

Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning the Company.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation on our behalf in connection with the Offer other than those contained in this Offer to Purchase and the Letter of Transmittal. If given or made, you should not rely on that information or representation as having been authorized by us, any member of the Board of Directors, the Dealer Manager, the Information Agent or the Depositary.

WE HAVE NOT MADE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MADE BY ANYONE ELSE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SURMODICS, INC., THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY.

SurModics, Inc.

August 6, 2012

The Letter of Transmittal and certificates for Shares, and any other required documents, should be sent or delivered by each shareholder or the shareholder’s broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below. To confirm delivery of Shares, shareholders are directed to contact the Depositary. Shareholders submitting certificates representing Shares to be tendered must deliver such certificates together with the Letter of Transmittal and any other required documents by mail or overnight courier. Facsimile copies of Share certificates will not be accepted.

The Depositary for the Offer is:

American Stock Transfer & Trust Company, LLC

If delivering by mail: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	If delivering by hand or courier: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth on the following page. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or related documents may be directed to the Information Agent at its telephone numbers or address set forth on the following page. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

The Dealer Manager for the Offer is:

Citigroup

Citigroup Global Markets Inc.

Special Equity Transactions Group

390 Greenwich Street, 1st Floor

New York, New York 10013

Telephone: (877) 531-8365